Exhibit 10.1.3

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

International In-Flight Connectivity Services Agreement

between

Delta Air Lines, Inc.

and

Gogo LLC

TABLE OF CONTENTS

1.	DEFINITIONS	3

2.	OVERVIEW OF RELATIONSHIP	6

3.	EQUIPMENT	8

4.	DESIGN CHANGES	11

5.	SERVICES	12

6.	DELTA OBLIGATIONS	16

7.	MARKETING AND WEB USAGE	16

8.	PROJECT ADMINISTRATION	17

9.	FEES	19

10.	WARRANTY	21

11.	TERM AND TERMINATION	23

12.	INTELLECTUAL PROPERTY RIGHTS	25

13.	CONFIDENTIALITY	26

14.	INDEMNITY	28

15.	INSURANCE	31

16.	LIMITATION OF LIABILITY	33

17.	EXCUSABLE DELAYS	33

18.	GENERAL	34

This International In-Flight Connectivity Services Agreement (including the Exhibits hereto, the “Agreement”) is made effective as of March 20, 2013 (the “Effective Date”), between Delta Air Lines, Inc., a Delaware corporation with its principal place of business at 1030 Delta Boulevard, Atlanta, GA 30354-1989 (“Delta”), and Gogo LLC, a Delaware limited liability company with offices located at 1250 N. Arlington Heights Road, Suite 500, Itasca IL 60143 (“Gogo”).

WHEREAS, the parties desire to formally set forth herein the terms and conditions for the installation of certain equipment and provision of services related to Gogo’s Connectivity Services (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises herein set forth, the parties hereby agree as follows:

1.	DEFINITIONS

In addition to those terms defined in the body of this Agreement, the definitions below shall apply to the following terms:

1.1	“A/C” means commercial passenger aircraft owned or leased by Delta.

1.2	“Affiliate” means any individual, corporation, partnership, association, or business that, directly or indirectly through intermediaries, controls, is controlled by or is under common control with a party. Control shall exist whenever the relevant entity holds an ownership, voting or similar interest (including any right or option to obtain such an interest) representing at least 50% of the total interests then outstanding of the other entity.

1.3	“Baseline Revenue” means, [***].

1.4	“Base Retail Price” means, [***].

1.5	“Certification” means such certification as is required by the FAA to fly commercial aircraft retrofitted with the Equipment and Software to provide the Connectivity Services, including without limitation STCs and PMA.

1.6	“Components” means all materials, parts and components included in the Equipment.

1.7	“Connectivity Revenue” means [***].

1.8	“Connectivity Services” means the WiFi Services and any other Services that the parties agree to be Connectivity Services.

1.9	“Current Country” means those countries over which Retrofit A/C fly en-route on Current Routes.

1.10	“Current Routes” means the anticipated flight routes provided by Delta to Gogo as of the Effective Date and shown on Exhibit C-2.

1.11	“Deinstallation” means removal of the Equipment from an A/C and restoration of the A/C to its condition prior to installation of the Equipment, ordinary wear and tear excepted, and, if requested by Delta, shall include removing all cables and ancillary materials related to the Equipment.

1.12	“Delta Portal” means the combination of the web pages and graphical user interface, excluding the Gogo Access Section, which shall be developed by Delta and function as a point of access for Users on and after the Portal Transition Date.

1.13	“Delta Technology” means the Delta Portal (excluding the Gogo Access Section), Delta’s proprietary business and technical information concerning A/C and Delta’s operations, and any derivatives thereof.

1.14	“Domestic Agreement” has the meaning set forth in Section 7.4.

1.15	“Equipment” means the equipment and Software described in this Agreement and set forth in Exhibit A (together with accompanying Documentation (per Section 3.4.1), materials and supplies necessary for the operation thereof) purchased by Delta that must be installed on the A/C for the provision of the Connectivity Services.

1.16	“Excess Revenue” means, [***].

1.17	“Excusable Delay” has the meaning set forth in Section 17.1.

1.18	“FAA” means the United States Federal Aviation Administration and any successor agency.

1.19	“FCC” means the United States Federal Communications Commission and any successor agency.

1.20	“Fleet Type” means an aircraft manufacturer/model type.

1.21	“Flight Segment” means the single portion of flight by an A/C between takeoff and landing.

1.22	“Gogo Access Section” means, with respect to the Delta Portal, (i) the location on the Splash Page through which Users access the Connectivity Services, (ii) the web page(s) through which Users purchase Connectivity Services and (iii) any other Portal webpages accessed by Users following links from the purchase web page, as well as any associated graphical user interfaces, all to be developed by Gogo.

1.23	“Gogo Portal” means the combination of the web pages and graphical user interface, which shall be developed by Gogo and function as a point of access for Users prior to the Portal Transition Date.

1.24	“Gogo Technology” means the Gogo Portal, Gogo Access Section, Gogo’s proprietary business and technical information concerning the Equipment, Software and Connectivity Services, and the process used in the manufacture of Equipment, and any derivatives thereof.

1.25	“Initial International Fleet” means the International A/C listed on Exhibit C-1.

1.26	“Installable Additional International A/C” has the meaning set forth in Section 2.3.

1.27	“Installation Credit” has the meaning set forth in Section 5.2.1.4.

1.28	“Installation Formation” has the meaning set forth in Section 5.2.1.3.

1.29	“Installation Reimbursement” has the meaning set forth in Section 5.2.1.4.

1.30	“Installation Schedule” has the meaning set forth in Section 2.2.

1.31	“Installation Test Plan” has the meaning set forth in Section 3.6.

1.32	“International” means regularly scheduled for service to and/or from airports outside the United States (for purposes of this definition, Alaska and Hawaii are considered outside the United States).

1.33	“Launch” means two (2) weeks following receipt of PMA for the Equipment associated with the first Prototype A/C under this Agreement.

1.34	“Liquidated Damages” means, collectively, the following forms of liquidated damages which may be assessed against Gogo if Gogo fails to meet certain obligations under this Agreement (each of which is hereinafter defined): [***].

1.35	“Load Factor” means the number of seats occupied by passengers on a Retrofit A/C during a particular flight divided by the total number of available passenger seats on the Retrofit A/C, to be reported to Gogo by flight number, city-pair Flight Segments and date.

1.36	“PMA” means Part Manufacturer Approval provided by the FAA.

1.37	“Portal” means the Delta Portal and/or the Gogo Portal as the context requires.

1.38	“Portal Revenue” means [***].

1.39	“Portal Usage” means a User’s use of the WiFi Services prior to clicking on the link on the Delta Portal to login to a Gogo account.

1.40	“Program” means the design, integration, installation, Certification, and on-going maintenance and support associated with Revenue Launch and the provision of the Connectivity Services on board the Retrofit A/C.

1.41	“Production A/C” means each Retrofit A/C that is not a Prototype A/C.

1.42	“Prototype A/C” means the first A/C of each Fleet Type on which the Equipment is installed and which is used to obtain the STC for the Connectivity Services.

1.43	“Prototype Credit” has the meaning set forth in Section 5.2.2.

1.44	“Regulatory Approvals” means any regulatory approvals or permits of any national, federal, state, local or international governmental agency or authority (including without limitation any required Certifications and any amendments or supplements thereto, any other FAA approvals or licensing requirements, any FCC approvals or licensing requirements, any requirements of applicable experimental licenses or permits (or renewals thereof) and applicable tariffs, if any, when issued) that are required for installation, operation, maintenance, modification or Deinstallation of the Equipment and performance of the Services.

1.45	“Regulatory Damages” has the meaning set forth in Section 5.7.

1.46	“Removal” or “A/C Removal” means the sale, lease return, transfer or other similar removal of a Retrofit A/C from Delta’s operating International fleet, and specifically excludes any break from service for seasonal or temporary purposes or for storage, maintenance, repair or overhaul.

1.47	“Retrofit A/C” means one or more A/C equipped with the Equipment and enabled for Connectivity Services pursuant to this Agreement.

1.48	“Revenue Launch” means the date on which Gogo first charges Users fees in connection with their use of Connectivity Services on a Retrofit A/C.

1.49	“Service Levels” means the Service Levels set forth in Exhibit B.

1.50	“Services” means the Connectivity Services and any other services to be provided by Gogo pursuant to this Agreement, including without limitation, services pertaining to maintenance, support, engineering, installation and Deinstallation of the Equipment, and training in connection thereto.

1.51	“Shipset” or “shipset” means all Equipment and Software required to implement and activate the System on one Retrofit A/C, as such Equipment and Software are listed in Exhibit A.

1.52	“Software” means any operating or application software contained within the Equipment as listed in Exhibit A, any other software provided by Gogo to Delta under this Agreement, and any enhancements, modifications, updates, upgrades, fixes, workarounds, releases or other changes thereto provided or to be provided by Gogo under this Agreement. The term “Software” shall include its Documentation.

1.53	“SOW” means a written document, signed by the parties, that describes services to be performed by Gogo under this Agreement and contains other terms and conditions agreed by the parties with respect to the services described therein.

1.54	“Specifications” has the meaning set forth in Section 3.3.

1.55	“Splash Page” means the first web page of the Portal that a User will see when the User connects to the Connectivity Services on a Retrofit A/C, which will be branded with Gogo Marks and Delta Marks as agreed.

1.56	“Sponsorship” means an arrangement in which a third party pays a negotiated amount to Delta or Gogo, as applicable, and in consideration of such payment Gogo offers free or discounted Connectivity Service to passengers on one or more Retrofit A/C and advertises such service as being sponsored by the third party.

1.57	“Sponsorship Revenue” means the amount paid by a third party to Delta or Gogo (after deducting commissions paid to third parties), as applicable, in connection with a Sponsorship.

1.58	“STC” has the meaning set forth in Section 2.3.

1.59	“System” means the group of independent but interrelated software and hardware (including A/C interfaces) that are networked together to provide the Connectivity Services to Users on board the Retrofit A/C and includes satellite and ground equipment and software operated by Gogo or its suppliers.

1.60	“Take Rate” means, for each Flight Segment, the result obtained by [***].

1.61	“Trigger Date” means, for a Fleet Type, [***].

1.62	“User” means an individual passenger who uses an electronic device to access the Connectivity Services on a Retrofit A/C.

1.63	“WiFi Services” has the meaning set forth in Section 5.3.1.

2.	OVERVIEW OF RELATIONSHIP

2.1	Scope. This Agreement is for the purchase and sale of the Equipment and Software and Gogo’s performance of the Services, which includes Gogo’s provision of the Connectivity Services to Users on board Retrofit A/C. This Agreement includes the following Exhibits, which are incorporated by reference herein:

Exhibit A — Equipment

Exhibit B — Service Level Agreement

Exhibit C-1 — Initial International Fleet / Installation Schedule

Exhibit C-2 — Current Routes

Exhibit D — Specifications for International A/C

Exhibit E — Air Worthiness Agreement

Exhibit F — System Definition Document

Exhibit G — Trademarks

Exhibit H – Maintenance Services

2.2	Initial International Fleet. [***]

2.3	Additional Fleet Types and Installable Additional International A/C. At Delta’s request, the parties will work together to develop an installation schedule and agree upon such other technical requirements as are necessary to deliver and install the Equipment on International Fleet Types of A/C that are not part of the Initial International Fleet (“Additional Fleet Types”), with such timing and technical details to be set forth in one or more agreed upon amendments to this Agreement. Gogo will be responsible for all Equipment and related paperwork as required to convert A/C of Additional Fleet Types into Retrofit A/C, and will use commercially reasonable efforts to complete a Supplemental Type Certificate (“STC”) for the applicable A/C as expeditiously as possible after notification by Delta of its intent to add Additional Fleet Types. Upon Delta’s election, Gogo shall perform the Services set forth in this Agreement with respect to Additional Fleet Type A/C pursuant to the terms of this Agreement except as set forth above.

In addition, upon Delta’s election, Gogo shall perform the Services set forth in this Agreement with respect to additional International A/C that are not a part of, but are of the same Fleet Types as those in, the Initial International Fleet (the “Existing Fleet Type A/C”; together with the Additional Fleet Type A/C, the “Installable Additional International A/C”) pursuant to the terms of this Agreement. The tail numbers of such Existing Fleet Type A/C will be added to this Agreement by amendment.

2.4	[***]

2.5	Time Frame for Installation. If Gogo has not converted to Retrofit A/C the lesser of (a) all Installable A/C or (b) [***] International A/C (either of (a) or (b), as applicable, is referred to as “Full Installation”) prior to the installation of [***] connectivity equipment and activation and connectivity services on [***] (the “[***] Installation”) as evidenced by [***] (the “[***] Announcement”), then Gogo will provide to Delta a credit or refund (per the formula below) that may be applied by Delta only toward the purchase of (or for a refund of amounts paid by Delta for previously purchased) Equipment pursuant to this Agreement (the “[***] Credit”), including any Equipment for which Delta has already made payment. As used herein, the term “Installable A/C” means all A/C that are both (a) scheduled to be converted to Retrofit A/C prior to the [***] Installation pursuant to the Installation Schedule and (b) made available by Delta to Gogo in accordance with the Installation Schedule. The [***] Credit shall be calculated as follows:

$25 million multiplied by the Installable A/C Ratio (where the “Installable A/C Ratio” is the number of Installable A/C divided by [***], provided that the Installable A/C Ratio shall not be greater than [***])

For example, if the number of Installable A/C were [***] A/C, then the [***] Credit would be $[***] million. The parties agree that it is difficult or impossible to determine the damages that Delta will suffer in the event of a delay, and that the [***] Credit is not a penalty but a fair and reasonable estimate of the damages that would result from such delay.

However, if Gogo completes Full Installation prior to the [***] Installation, then Gogo would be eligible for a reduction in Liquidated Damages as set forth below:

1.	If Gogo completes Full Installation at least [***] prior to the [***] Installation, as evidenced by the [***] Announcement, then any Liquidated Damages assessed on Gogo pursuant to this Agreement will be reduced by 25% multiplied by the Installation A/C Ratio.

2.	If Gogo completes Full Installation at least [***] prior to the [***] Installation, as evidenced by the [***] Announcement, then any Liquidated Damages assessed on Gogo pursuant to this Agreement will be reduced by 50% multiplied by the Installation A/C Ratio.

3.	If Gogo completes Full Installation at least [***] prior to the [***] Installation, as evidenced by the [***] Announcement, then any Liquidated Damages assessed on Gogo pursuant to this Agreement will be reduced by 75% multiplied by the Installation A/C Ratio.

4.	If Gogo completes Full Installation at least [***] prior to the [***] Installation, as evidenced by the [***] Announcement, then any Liquidated Damages assessed on Gogo pursuant to this Agreement will be reduced by 100% multiplied by the Installation A/C Ratio.

For example, assuming that the Installation A/C Ratio is 0.50, if Gogo completes Full Installation on January 1, 2015, and the [***] Installation, as evidenced by the PAC/UA Announcement, occurs on May 1, 2015, any Liquidated Damages paid or payable by Gogo would be reduced by 12.5%.

2.6	Notwithstanding the foregoing, (A) if Gogo completes Full Installation on or before January 1, 2015, Delta shall not be entitled to any [***] Credit even if the [***] Installation occurs prior to the date of Full Installation and (B) if Gogo fails to complete Full Installation by January 1, 2016, Gogo will not be eligible for any reduction in Liquidated Damages. For the purposes of this Section 2.5, the date on which Full Installation occurs will be adjusted to the extent of any applicable Excusable Delay

2.7	[***]

3.	EQUIPMENT

3.1	Equipment for Installation on International Fleet [***]

3.2	[***]

3.3

Specifications. The Equipment and Software will be built and maintained to meet the functional, performance, operational, compatibility and other specifications and technical requirements described in the applicable Documentation and in the Equipment Specifications set forth in Exhibit D, which may be revised from time to time by mutual agreement as required to obtain Certification or to provide the Connectivity Services in accordance with the terms of this Agreement (the “Specifications”). Notwithstanding anything to the contrary contained herein, in the event that Gogo requests Delta’s approval of revised Specifications in order to obtain Certification, Delta’s approval will not be unreasonably withheld. [***] The Equipment shall function as an integral component of the System in accordance with the Specifications.

3.4	Documentation and Software.

3.4.1	Connectivity Services Documentation. Gogo shall provide documents, operating and user manuals, training materials, product descriptions, guides, drawings, Specifications and other information (the “Documentation”) that are referenced by Delta’s FAA approved maintenance program or Delta otherwise reasonably requests or requires.

3.4.2	System Definition Document. A high-level description of the System is set forth in Exhibit F.

3.4.3	License and Restrictions. During the Term and subject to the terms of this Agreement, Delta shall have the non-exclusive, royalty-free right to use the Software as embedded in the Equipment, and use and duplicate the Documentation, solely as necessary to test, install and use the Equipment on the Retrofit A/C in connection with the Connectivity Services. Except as set forth above or with Gogo’s prior written consent, Delta shall not modify, alter or reproduce the Software, Documentation or similar items provided by Gogo to Delta, nor remove, alter, cover or obfuscate any copyright notices or other proprietary rights notices included therein, nor reverse engineer, decompile or disassemble the Software.

3.4.4	Third Party Documentation. As soon as practical following the Effective Date, Gogo shall request all necessary technical documentation from the manufacturer and/or designer of components of the Retrofit A/C with which the Equipment and Software will interface, including but not limited to, aircraft wiring data (“Third Party Documentation”). Gogo shall enter into such confidentiality agreements as are reasonably required by such manufacturer and/or designer in order to obtain such documentation. In the event that Gogo is not successful in obtaining the Third Party Documentation and such event may adversely impact the Program schedule, Gogo shall promptly notify Delta and Delta will provide reasonable assistance to Gogo in obtaining such documentation at no cost to Gogo if possible. If despite such efforts payment is required for the Third Party Documentation, such costs will be borne by Gogo.

3.4.5	No Other License. The terms of this Agreement shall govern the use of the Software and Documentation and any other terms or conditions of any license agreements delivered in or with the Equipment shall be void and of no effect.

3.5	Certification. [***]

3.6	Installation Test Plan. An installation test plan (the “Installation Test Plan”) will be developed by Gogo and provided to Delta for approval, which approval will not be unreasonably withheld. Gogo shall deliver the Installation Test Plan to Delta not later than thirty (30) days prior to the first scheduled installation of the Equipment on the A/C.

3.7	Deinstallation. [***]

3.8

Purchase Orders for Equipment. Delta will place purchase orders (“Purchase Orders”) with Gogo via confirmed facsimile or electronic transmission for the Equipment specifying (a) the quantity of units of each shipset and/or Component ordered; (b) the per unit price for each shipset and/or Component; (c) requested delivery dates; (d) point of delivery (“Designated Destination”); (e) the A/C on which the Equipment will be installed; (f) any special requirements relating to the order; and (g) a Purchase Order number and date. In the event a Purchase Order contains additional or different terms and conditions than those set forth herein, the terms and conditions of this Agreement shall control, notwithstanding a statement to the contrary therein. All Purchase Orders for Equipment and/or Software shall reference and are governed by the terms of this Agreement.

3.8.1	Order Acceptance. Within [***] business days after Gogo’s receipt of a Purchase Order for Equipment, Gogo will acknowledge receipt and either (a) accept it by (i) signing the Purchase Order in the space provided thereon and returning it to Delta via return mail or confirmed facsimile, or (ii) (in the case of e-mail transmissions) by sending an electronic acknowledgement of acceptance or (b) reject the Purchase Order in writing, providing reasons for such rejection, via the same methods permitted for acceptance. Gogo will accept all Purchase Orders that specify delivery dates consistent with the applicable Lead Time for the Equipment ordered as set forth in Exhibit A.

3.8.2	Lead Times. Lead Times for the Equipment are as set forth in Exhibit A, which Lead Times may be revised by mutual agreement of the parties from time to time or for an Excusable Delay.

3.8.3	Cancellation Charges. If Delta cancels a Purchase Order, in whole or in part, there will be no cancellation charges imposed by Gogo if Delta provides written notice of cancellation at least [***] prior to the scheduled delivery date. For canceled Purchase Orders as to which Delta fails to provide such timely notice, (i) Gogo will use commercially reasonable efforts to dispose of the Components acquired by Gogo to fulfill the cancelled portion of such Purchase Order (the “Excess Components”) in a manner that mitigates liability for such Excess Components to the extent reasonably possible and (ii) if, within [***] after the date of cancellation, despite such efforts, Gogo is unable to dispose of the Excess Components, Delta will reimburse Gogo for (A) the actual costs paid by Gogo for the remaining Excess Components and (B) any restocking fees or similar charges actually charged by suppliers for return of Excess Components. Delta shall own and retain title to any Excess Components for which it has paid Gogo in accordance with the immediately preceding clause (A).

3.9	Packing, Shipping and Delivery of Equipment

3.9.1	Packing and Marking. Gogo shall affix to each shipset some marking that displays the model number, serial number (if applicable) and date of final assembly thereof. With each shipment, Gogo will include a packing list indicating the Equipment contained in such shipment by serial number and listing the date of shipment, and (a) the quantity of units of each shipset and/or Component; (b) the per unit price for each shipset and/or Component; (c) requested delivery dates; (d) Designated Destination; (e) the A/C on which the Equipment will be installed; (f) any special requirements relating to the order; and (g) a Purchase Order number and date. Each shipset shall include part numbers for the Components within such shipset. Equipment that is not serial number tracked shall be designated, on the packing list, by description and quantity.

3.9.2

Shipping. All shipments will be packaged in accordance with current ATA Specification 300 Category III and made pursuant to Delta’s Routing Guide, which can currently be found at www.delta.com/ship. Title and risk of loss shall pass from Gogo to Delta when Gogo delivers the shipment to the shipping carrier. Delta shall be responsible for (and shall provide Gogo with proof of) insurance coverage on the Shipsets shipped, and shall pay freight costs (which shall be included on the invoice) associated with shipping the shipsets to the Designated Destination.

3.10	Inspection and Acceptance of Equipment

3.10.1	Inspection and Acceptance. Upon receipt of the Equipment at the Designated Destination, Delta shall visually inspect the Equipment to ensure receipt of all Components in a physically undamaged condition. Delta shall notify Gogo of any discrepancies therein within thirty (30) days following receipt thereof (the “Return Period”). Unless Delta notifies Gogo of a discrepancy within such period, Delta’s acceptance of any Equipment and/or Software shall be deemed to have been made upon receipt. Nothing herein shall, however, be construed to limit the warranty provisions of this Agreement.

3.10.2	Remedies. Gogo shall accept for return any Equipment that Delta reasonably determines to be defective during the Return Period. Unless otherwise agreed, Delta agrees to ship any defective Equipment to Gogo, at Gogo’s sole risk and expense, in accordance with a mutually agreed upon process. For returned Equipment, Delta shall include on the outside packaging a return materials authorization (“RMA”) number to be obtained by Delta from Gogo. Gogo will issue Delta the RMA number within five (5) business days of the receipt of such request from Delta. Gogo will, at its option and cost, promptly repair the nonconformities or replace the nonconforming Equipment as expeditiously as possible.

4.	DESIGN CHANGES

4.1	Mandatory Changes. In the event Gogo must change the Specifications to help correct a safety or reliability problem, to obtain or maintain Certification, or to ensure conformance with any applicable law or regulation (“Mandatory Change”), Gogo will immediately submit a Design Change Form to Delta identifying the consequences of implementing such Mandatory Change, including (i) proposed changes to the Equipment and/or Software; and (ii) the amount of time required to implement such change. Upon Delta’s approval, which will not be unreasonably withheld or delayed, Gogo will at its expense promptly make the agreed upon change and complete all other requisite work as appropriate in all Equipment. The applicable Specifications shall be construed as incorporating the Mandatory Change.

4.2	[***]

4.3	Improvements. Gogo may from time to time upgrade or improve the System to employ new technology or to otherwise enhance the functionality and/or reliability of the Connectivity Services and the User’s experience. In the event that Gogo offers to any general commercial airline Connectivity Services on International flights that have any material services not part of the Connectivity Services then available on Delta’s International flights or materially enhanced functionality or reliability as compared to the Connectivity Services then available on Delta’s International flights, and Delta requests such service, functionality or reliability, within a reasonable period of time Gogo will upgrade or replace the Equipment on the Retrofit A/C in the International Fleet at a mutually agreed upon cost to Delta, [***], such that the System provided hereunder includes such additional service, functionality or reliability.

5.	SERVICES

5.1	Gogo to Provide. Gogo shall provide the Services described in this Section under the terms and conditions of this Agreement. Gogo agrees to furnish all labor, supervision, tools, equipment, parts and materials required to perform the Services. Gogo shall perform the Services in a good and workmanlike manner, with due professional care, in accordance with the schedules and other performance metrics and criteria set forth herein and in any SOW hereunder.

5.2	Equipment-Related Services.

5.2.1	Installation.

5.2.1.1	Initial International Fleet and Installation Reimbursement. Promptly after the Effective Date, the parties shall work together in good faith to determine the installation site, delivery date, delivery location, retrofit start and retrofit end dates (collectively, the “Installation Details”) for each tail number of the Initial International Fleet, provided that the Installation Details shall be consistent with the Installation Schedule. Once the Installation Details are completed, they shall become a part of the Installation Schedule. [***]

5.2.1.2	Following full conversion of the 767-300ER Prototype A/C to a Retrofit A/C and receipt of the STC, Delta may request that Gogo validate the installation process and expected time required for installation. In such event, Gogo requires that Delta make available [***] 767-300 A/C in the Installation Formation, and Gogo anticipates that Gogo or its contractor can complete installation of Equipment on each such A/C within [***] of the time when such A/C are made available by Delta to Gogo (the “Install Validation Program”). The shortest amount of time spent by Gogo or its contractor in performing a complete installation of Equipment on any A/C during the Install Validation Program shall be deemed the “Installation Baseline.” The Install Validation Program will take place as closely following receipt of STC as possible. [***]

5.2.1.3	Additional Fleet Types. For any Additional Fleet Types, the parties will mutually agree upon the Installation Details. If requested by Delta, Gogo will provide, for the Additional Fleet Types, the installation, training and support services set forth in this Agreement for the Initial International Fleet.

5.2.1.4	Completion. Installation of Equipment for each A/C shall be deemed to be complete at such time as appropriate entries have been made by authorized Gogo and Delta personnel in the maintenance log book for such A/C certifying that the Equipment has passed the Installation Test Plan and the installation was made in accordance with all Regulatory Approvals. Compliance with the Installation Test Plan shall not be deemed a waiver of any warranty or other rights provided for in this Agreement. For any installation performed by Gogo, Delta will make the applicable A/C available to Gogo for installation of the Equipment in a continuous installation line (the “Installation Formation”).

In the event that Gogo fails to complete any installation of Equipment on any Production A/C within [***], upon Delta’s request, Gogo or its contractor will, if technically feasible and if permissible under all applicable laws, rules, regulations, Certifications and orders of regulatory agencies, “close up” its installation work and resume installation at a subsequent time in order to prevent the A/C from being out of service.

Thereafter, Delta will use commercially reasonable efforts to make the “closed up” A/C available for completion of installation at a mutually agreed upon time.

5.2.1.5	Installation Credit. [***]

5.2.1.6	Prototype Installations Performed by Gogo. Gogo and Delta will coordinate to arrange a mutually convenient date that each Prototype A/C will be taken out of service and made available to Gogo for installation and Certification activity (the “Out of Service Date”), taking into account the overall installation program, and such factors as A/C availability from Delta and engineering and installation crew availability from Gogo, among other factors. [***] Commencing on the Out of Service Date, Gogo shall properly install the Equipment on the Prototype A/C in accordance with all the requirements of the Agreement and obtain all required Certifications and Regulatory Approvals necessary so that the Prototype A/C may be returned to revenue service (“Return to Service”) within [***] of the Out of Service Date or, if mutually agreed by the parties, in accordance with another schedule. The schedule shall be extended on account of work that Delta needs to accomplish on the Prototype A/C while Gogo performs its required installation and certification activity, if and only to the extent that the work Delta needs to accomplish will delay or interfere with Gogo’s activities. The schedule is also subject to extension on a day for day basis due to any Excusable Delays or any delays in receipt of required Certifications and Regulatory Approvals that are not caused by Gogo or its third party engineering certification firm. Gogo will pay Delta liquidated damages of $[***] per day, up to an aggregate maximum amount equal to the amount to be paid by Delta (including through use of any credits) for the Equipment installed on the applicable Prototype A/C, for each day that Return to Service is delayed beyond [***] (or any mutually agreed schedule other than [***]) after the Out of Service Date (the “Prototype Credit”). The parties agree that it is difficult or impossible to determine the damages that Delta will suffer in the event of such a delay, and that the Prototype Credits are not a penalty but a fair and reasonable estimate of the damages that would result from such delay. Subject to any Excusable Delay, Gogo will obtain or has obtained Certification for the first Prototype A/C by [***].

5.2.2	Ongoing Maintenance, Training and Support. [***]

5.2.3	Certification. [***]

5.3	Connectivity Services.

5.3.1	Description. A System Definition Document (“SDD”) that defines the functionality of the Connectivity Services, as well as the Equipment and Software within the System, is incorporated into this Agreement as Exhibit F. At Revenue Launch, Gogo will offer in-flight wireless Internet connectivity for Users using laptop computers and personal electronic devices (“PEDs”) with Wi-Fi capability, using the System (the “WiFi Services”). The WiFi Services will permit the User to, among other things, access email, instant messaging, text messaging, access to virtual private networks and Internet browsing.

5.3.2

IFE and Passenger Voice Communication. Gogo acknowledges that Delta has or may have IFE systems from other providers installed on the Retrofit A/C, and Delta agrees that the location of such equipment will not prevent installation of the Equipment on such A/C in accordance with the Specifications. If the normal operation of the Equipment is substantially affected by IFE equipment subsequently installed by a third party, Delta and Gogo will work together in good faith to ensure that the third party resolves any conflicts. The parties agree that passenger voice services are not provided by Gogo under this Agreement. If either party requests the provision of passenger voice services as a part of this Agreement, the parties agree to discuss in good faith appropriate terms and conditions.

5.3.3	Service Levels. Gogo will provide the Equipment and Connectivity Services in accordance with the Service Levels.

5.3.4	User Fees. The initial price to be paid by Users of the Connectivity Services (the “User Fee”) will be determined by Gogo. If either party wishes to change the User Fee, Gogo will share with Delta such research and other information relevant to such User Fee as Delta reasonably requests (subject to Gogo’s obligations under confidentiality agreements), and Gogo and Delta will collaboratively review such information and work together in good faith to agree upon pricing. In the event that the parties cannot agree within 45 days after all such information has been provided by Gogo, Gogo will make the determination so as to accommodate Delta’s expressed concerns as closely as possible, but in no event shall the User Fee on a Delta Retrofit A/C be higher than that offered by Gogo on an International aircraft operated by another U.S. based airline on comparable International routes. User Fee determinations will in all instances be made with the goal of maximizing gross revenue from Connectivity Services and passenger satisfaction. Gogo will be responsible for all User care, support and billing, as well as authentication, authorization, credit card processing and accounting related to the Connectivity Services.

5.3.5	PCI Compliance. Gogo shall comply with and shall have a program to assure Gogo’s continued compliance with, or enter into an agreement with a third party provider of payment processing services that ensures compliance with, the Payment Card Industry Data Security Standards (“PCI DSS”) published by the PCI Security Standards Council, as the PCI DSS may be amended, supplemented, or replaced from time to time, and as applicable to the transactions processed via the Connectivity Services. Gogo shall report in writing to Delta, at a minimum annually, proof of such compliance with the PCI DSS. If Gogo becomes aware that Gogo or its service provider is not, or will not likely be, in compliance with PCI DSS for any reason, Gogo will promptly report in writing to Delta the non-compliance or likely non-compliance.

5.4

VOIP and Other Prohibited Applications. Within five (5) business days following any date on which Gogo becomes aware that Users are using Voice over Internet Protocol, Internet telephony or similar services (“VOIP”) through the Connectivity Services on Retrofit A/C, provided it is feasible to do so on a commercially reasonable basis and does not materially deteriorate the User experience or Service Levels, Gogo will at its expense either revise the System to block the method for such VOIP use of which Gogo is aware, or develop and present to Delta a plan and timetable for blocking such VOIP use as expeditiously as is possible. In the event that Delta requests that Gogo block other applications or websites, to the extent it is technically feasible and does not materially deteriorate the User experience or Service Levels, Gogo will, within a reasonable period following such request, develop and present to Delta a plan and timetable for blocking such applications and/or websites as well as an estimate of associated costs. Delta will reimburse Gogo for the reasonable expense of developing such a plan. Notwithstanding anything to the contrary contained herein, (i) Gogo shall not be required to block any application (including VOIP) or website if Gogo reasonably believes that such blocking could cause Gogo to violate the Communications Act of 1934, any rule or regulation promulgated by the FCC or any other law, rule or regulation applicable to Gogo or its business; and (ii) Delta shall be solely responsible for determining what applications (other than VOIP) and/or websites are to be blocked.

5.5	Data. Data in the System, in the Gogo Access Section (not including the Delta Portal) and in the Gogo Portal will not be collected, transported, stored or delivered using any Delta hardware, software, equipment or other devices, and Delta will not have access to or control over the data. As between the parties, Gogo shall be solely responsible for the proper collection, processing, storage, transport, use and delivery of all data input into the System (other than parts of the Delta Portal) and the Gogo Portal by Users, internet service providers or other third parties; and Delta shall be solely responsible for the proper collection, processing, storage, transport, use and delivery of all data input into the Delta Portal, but not the other parts of the System, by Users, internet service providers or other third parties.

5.6	Compliance with Laws and Certification.

5.6.1	With respect to its obligations under this Agreement, Gogo shall comply, and shall cause the Connectivity Services to comply with, all applicable U.S. laws and regulations, including without limitation privacy laws and CALEA (Communications Assistance for Law Enforcement Act), and shall obtain the Regulatory Approvals. Delta will cooperate with Gogo, at no charge other than out-of-pocket expenses, in all manner reasonably necessary for Gogo to perform its obligations under the preceding sentence. Delta will also provide Gogo, at no charge, with access to the Retrofit A/C and such assistance as Gogo reasonably requests to obtain and maintain Certification of the Equipment and Connectivity Services, provided such access shall not unreasonably interfere with Delta’s operations.

5.6.2	In addition, Gogo shall be responsible for compliance of the Connectivity Services with all applicable non-U.S. laws and regulations, and shall obtain any approvals that are required in other countries or regions, to enable the provision of Connectivity Services on Retrofit A/C operating in such countries or regions (“Non-U.S. Compliance Requirements”).

5.7	Gogo Regulatory Failures If Gogo failed to obtain required approvals from the FCC or failed to meet any Non-U.S. Compliance Requirements (a “Gogo Regulatory Failure”) as of [***], and the Gogo Regulatory Failure results in the interruption or unavailability of the Connectivity Services over any [***], Gogo will pay Delta [***] as liquidated damages. If a Gogo Regulatory Failure exists as of [***], and the Gogo Regulatory Failure results in the interruption or unavailability of the Connectivity Services over [***], Gogo will pay to Delta an additional [***] as liquidated damages. If a Gogo Regulatory Failure exists as of [***], and the Gogo Regulatory Failure results in the interruption or unavailability of the Connectivity Services over [***] Gogo will pay to Delta an additional [***] as liquidated damages. The dollar amounts set forth in this Section are collectively referred to as “Regulatory Damages”. Regulatory Damages shall be Delta’s sole and exclusive remedy for the Gogo Regulatory Failures described in this Section 5.7 (excluding Section 5.7.1). Notwithstanding the foregoing, Gogo shall not be required to pay Regulatory Damages with respect to any Gogo Regulatory Failure that is the result of Gogo’s refusal to violate applicable laws, rules and regulations. The parties agree that it is difficult or impossible to determine the damages that Delta will suffer in the event of a Regulatory Failure, and that the Regulatory Damages are not a penalty but a fair and reasonable estimate of the damages that would result from such Regulatory Failure.

5.7.1	Gogo shall meet any Non-U.S. Compliance Requirements in [***] of Delta’s request by written notice; provided that such notice may not be given before [***].

5.8	Coverage. [***]

5.9	Statements of Work. For any other Services not described herein that Gogo is to perform pursuant to this Agreement, the parties will enter into an SOW. No SOW will be effective unless and until signed by both parties.

6.	DELTA OBLIGATIONS

6.1	Fleet Availability. Delta agrees to make A/C available to Gogo at Delta facilities at such times consistent with Delta’s maintenance programs and network requirements as Gogo reasonably requests for purposes of Deinstallation, testing, maintenance, and obtaining and maintaining Certification of the Equipment and Connectivity Services. Delta agrees to make the Initial International Fleet available for installation of the Equipment, and testing and Certification of the Equipment and Connectivity Services, in accordance with the Installation Schedule and in Installation Formation. If Delta does not provide to Gogo notice at least [***] prior to a failure by Delta to provide A/C in accordance with the Installation Schedule, not due to an Excusable Delay, then Delta shall pay to Gogo, as Gogo’s sole and exclusive remedy for such failure, an amount equal to Gogo’s actual documented costs, not to exceed $[***] per failure, for Gogo’s installation crew that was idled as a result of Delta’s failure. If a Retrofit A/C survey is desired by Gogo, Gogo will provide Delta with at least fourteen (14) days prior notice of its desire to perform such aircraft survey. If fourteen (14) days prior notice is not practical under the circumstances, Delta will use commercially reasonable efforts to accommodate Gogo.

6.2	Compliance with Laws and Certification. With respect to its obligations under this Agreement, Delta shall comply, and shall cause the Delta Portal to comply, with all applicable U.S. laws, rules and regulations, including without limitation privacy laws and CALEA (Communications Assistance for Law Enforcement Act) and all applicable non-U.S. laws. Gogo will cooperate with Delta, at no charge other than out-of-pocket expenses, in all manner reasonably necessary for Delta to perform its obligations under the preceding sentence.

6.3	Engineering. Delta will make engineering resources reasonably available to Gogo on an agreed-upon schedule to assist with technical A/C and cabin surveys and provide information on existing A/C systems and design-for-maintenance knowledge.

6.4	Connectivity Services Availability. Delta agrees to have the Equipment turned on and available at all times (except when turned off by the flight crew for safety or regulatory reasons) for all passengers on board Retrofit A/C on all commercial flights for which the Connectivity Services are available; [***].

6.5	Information Sharing. Delta will provide Gogo with information regarding its Load Factor no less frequently than monthly, as well as such additional information as Gogo reasonably requests and Delta can reasonably provide (subject to third party confidentiality obligations) to improve passenger use of the Connectivity Services and revenue generation.

7.	MARKETING AND WEB USAGE

7.1	Initiatives. The parties will cooperate in developing and implementing joint and separate initiatives to market, promote and advertise the Connectivity Services. Neither party will undertake any material promotion without obtaining the written approval of the other party (the term “promotion” for this purpose includes, without limitation, offering Connectivity Services for free or at discounted test or promotional rates).

7.2	Press Release. In connection with this Agreement, Gogo and Delta intend to issue one or more mutually agreed upon press releases regarding their planned introduction of Connectivity Services on International A/C.

7.3	Connectivity Services Certificates. Delta may from time to time wish to purchase complimentary certificates from Gogo for Connectivity Services (“Connectivity Services Certificates”) for its use in promoting Connectivity Services to Delta passengers. Such certificates may be purchased by Delta at a price equal to [***] of Gogo’s Base Retail Price, plus any applicable Taxes. Delta shall not be required to pay for a Connectivity Services Certificate until used by a User to access the Connectivity Services.

7.4	Promotions. In addition to general promotion of the Connectivity Services, Gogo and Delta will work together to develop promotional plans targeted at Delta’s premium passengers and other targeted groups. With respect to the Connectivity Services under this Agreement, Delta agrees to use commercially reasonable efforts to implement, as promptly as is practicable, the existing marketing/promotional initiatives in place under that certain Amended and Restated In Flight Connectivity Services Agreement by and between the parties dated April 7, 2011 (the “Domestic Agreement”) (the timetable and details of additional programs will be agreed upon by the parties), which include, without limitation:

•	The capability to pre-purchase Connectivity Services on Delta.com as part of the ticketing transaction.

•	Direct communication to elite/medallion passengers specifically related to Connectivity Services.

7.5	Portal.

7.5.1	General. Unless Delta elects, as evidenced by a 2013 Portal Notice or a 2017 Portal Notice, to provide the Delta Portal pursuant to Section 7.5.2, Gogo will provide the Gogo Portal during the Term as part of the Services [***].

7.5.2	[***]

7.5.3	Advertising and Sponsorship. The parties will cooperate in identifying and pursuing advertising, Sponsorship, ecommerce and other promotional opportunities on the Portal. Gogo and Delta will cooperate to develop a corporate marketing and distribution strategy targeted at key Delta corporate accounts in Delta’s targeted markets.

7.5.4	Usage. [***].

7.6	Terms of Use and Privacy. Gogo shall be responsible for the Terms of Use and Privacy Policy for the Connectivity Services and with respect to the Gogo Portal. Delta shall be responsible for the Terms of Use and Privacy Policy with respect to the Delta Portal. Each party shall promptly provide the other with copies of any legal notices delivered to it that may result in liability to the other party.

8.	PROJECT ADMINISTRATION

8.1	Program Managers. Gogo and Delta will each provide a dedicated program manager and such other human resources, including resources onsite at certain locations at certain times, as may reasonably be required to achieve the Program plan and schedule.

8.2	Meetings. The parties agree to participate in regular meetings with the appropriate personnel. Unless otherwise mutually agreed, Program reviews will be held every month during the installation of the Equipment.

8.3	Cooperation. The parties shall cooperate with one another in connection with the Program, including, without limitation, by each providing the other with reasonable and timely access to appropriate and accurate data (without independent verification thereof), information and personnel. Each party shall be responsible for, and shall use reasonable commercial efforts to remedy, its own failure in such regard.

8.4	Program Reports. The parties will provide Program reports (“Reports”) to one another on a regular basis to keep one another informed of the status of the Program and the Services in a timely manner. The parties will mutually agree upon the information to be included in, and format of, the Reports.

8.5	Employees and Subcontractors of Gogo

8.5.1	Gogo may utilize the services of subcontractors in the provision of the Equipment or performance of the Services. Gogo’s engagement of subcontractors will not relieve Gogo of its responsibility and obligation under this Agreement to perform fully in accordance with its terms.

8.5.2	Gogo shall provide the names and job responsibilities of all applicable individuals providing installation support or other Services on Delta’s aircraft or premises, whether employees, subcontractors or employees of subcontractors. Notwithstanding anything in this Agreement to the contrary, all personnel providing any of the Services under this Agreement on behalf of Gogo, whether employees, subcontractors or employees of subcontractors, shall comply with Delta’s technical operations policies and procedures, a copy of the relevant portions of which Delta shall provide to Gogo in advance and from time to time as updated.

8.5.3	Gogo shall pay, and hereby accepts full and exclusive liability for the payment of, any and all contributions and taxes for and on account of unemployment compensation, disability insurance, old age pension, or annuities, and all similar payments or contributions now or hereafter imposed by any Federal, state, or local governmental authority, with respect to or measured by wages, salaries, or other compensation paid by Gogo to persons employed or retained by Gogo or its contractors; and Gogo further agrees to indemnify and save Delta and its Affiliates harmless from and against any and all such liability or claims.

8.5.4	All Services shall be furnished by Gogo as an independent contractor. Subject to Sections 8.5.5 and 8.5.6, Gogo shall determine how to staff the Services under this Agreement. Under no circumstance shall any Gogo personnel utilized by Gogo to perform the Services be deemed employees of Delta. Delta and Gogo are not joint employers for any purpose under this Agreement.

8.5.5	If any of the individuals whose names have been provided to Delta under Section 8.5.2 of this Agreement appears on the Transportation Security Administration Watchlist, Gogo shall, upon written notice of Delta, promptly remove the individual from performing Services on the A/C.

8.5.6	All individuals providing installation/Deinstallation support or other Services on Delta’s aircraft or premises shall comply with the airworthiness requirements set forth in Exhibit E, which may be updated by Delta from time to time upon providing written notice to Gogo. If any such individual is unacceptable to Delta for any lawful, commercially-reasonable reason, Delta shall notify Gogo in writing and Gogo shall promptly remove the named individual from performing such work or Services. Gogo shall, if requested by Delta, promptly provide a replacement with equal or better qualifications and skills to continue such work or Services at no increase in cost to Delta, within an agreed upon time.

8.6	Work on Delta’s Premises; Safety; Security. To the extent that any Services are performed on Delta’s premises, Gogo shall conduct the Services in such a manner that the work does not unreasonably interfere with the operation of other Delta business conducted on the premises. Gogo shall confine all equipment, apparatus, materials and operations to limits reasonably indicated by the proper representative of Delta, and Gogo shall not unnecessarily encumber the premises with materials. Gogo shall strictly comply with all of Delta’s work and safety rules, as communicated to Gogo by Delta from time to time, and as the same may be updated and amended by Delta from time to time and communicated to Gogo. By requiring compliance therewith, Delta does not assume, abrogate, or undertake to discharge any duty or responsibility of Gogo to its employees and its subcontractors’ employees or other person. Gogo is solely responsible for ensuring that its employees, its subcontractors, and their subcontractors and employees will perform all Services in a safe manner and in accordance with all applicable safety laws and regulations, including without limitation the FAA’s substance abuse policies. Gogo and all individuals performing Services on Gogo’s behalf, whether employees, subcontractors or employees of subcontractors, shall fully comply, at Gogo’s expense, with any applicable security rules or procedures of any airport or authorities or governmental authorities, including the acquisition and display of any required badges, other credentials or security clearances.

9.	FEES

9.1	Revenue Share for Connectivity Services. Gogo will pay Delta [***] of Connectivity Revenue (the “Delta Connectivity Revenue Share”).

9.2	[***]

9.3	Sponsorships. For any Sponsorship conducted on one or more Retrofit A/C, Baseline Revenue will be allocated [***].

9.4	Portal Revenue. Prior to the Portal Transition Date, Portal Revenue will be [***].

9.5	Intentionally Deleted.

9.6	Usage Fee. [***].

9.7	Service Fee. Delta will pay Gogo a monthly service fee of $[***] per month per Retrofit A/C, beginning at Revenue Launch for such Retrofit A/C and continuing throughout the remainder of the Term (“Monthly Service Fee”).

9.8	Invoices and Payment. All amounts shall be payable in U.S. Dollars.

By Delta. Payment by Delta for Equipment shall be made net forty-five (45) days from the date of issuance of Gogo’s invoice therefor, which issuance shall not precede shipment of the Equipment. Payment by Delta for the Monthly Service Fee, Connectivity Services Certificates, Portal Usage Fee, Usage Fee, Per Diem Rate (if applicable) and any Services shall be made net forty-five (45) days from the date of issuance of Gogo’s invoice therefor. Gogo’s share of Portal Revenue and Sponsorship Revenue collected by Delta will be calculated on a calendar quarter basis and paid to Gogo within forty-five (45) days of the end of the calendar quarter in which Delta collected such revenue. In the event that Delta in good faith disputes any invoiced amount(s), then within forty-five (45) days following issuance of the invoice, Delta will notify Gogo in writing of the disputed amount(s) and submit payment for all undisputed amounts in accordance with this Section 9.8.1, and Delta’s nonpayment of such disputed amounts pending resolution will not constitute a breach by Delta of this Agreement. The unpaid disputed amount(s) will be resolved by mutual negotiations of the parties. Invoices to Delta hereunder shall be sent by Gogo using Delta’s electronic invoicing system. [***].

9.8.1	By Gogo. All amounts payable to Delta shall be paid via credit or by wire transfer or electronic payment through the Automated Clearing House to Delta’s depository bank at the following address:

[***]

[***]

Invoices to Gogo should be sent by Delta to the following address:

Gogo LLC

Attn: Accounts Receivable

1250 N. Arlington Heights Road, Suite 500

Itasca, IL 60143

9.9	Taxes.

9.9.1	“Tax” or, collectively, “Taxes,” means any and all sales, use, excise, value added and other similar taxes levied or imposed by any Federal, state, local or foreign taxing authority, together with all interest, penalties and additions imposed with respect to such amounts.

9.9.2	Gogo shall be responsible for, and hereby accepts full and exclusive liability for the payment of, Taxes arising out of or in connection with the performance of this Agreement; provided, however, that Delta shall pay, and hereby accepts full and exclusive liability for the payment of, Taxes levied, imposed or assessed in connection with the Monthly Service Fee and Taxes levied, imposed or assessed in connection with the delivery, ownership, transfer, use, possession or return of the Equipment.

9.9.3	In connection with the performance of this Agreement, each party shall pay, and hereby accepts full and exclusive liability for the payment of, its own Taxes levied, imposed or assessed on its gross receipts, income, profits, capital or net worth.

9.9.4	If a claim is made against either party for Taxes with respect to which other party is liable for a payment hereunder, the party receiving such claim shall promptly notify the other party of such claim; provided however, that failure to give notice will not relieve the other party of its obligations hereunder, unless and except to the extent that (i) such failure increases the amount for which the other party would have been liable in the absence of such failure, or (ii) such failure results in the imposition of, or an increase in the amount of, any penalty or interest which is the subject of such claim. The other party may, in good faith, with due diligence and at its expense, contest the validity, applicability, or amount of such Taxes. Unless otherwise permitted by law or by agreement of the parties, the party against whom the claim was made will coordinate such contest, and such party shall make good faith efforts to contest such claim in cooperation with the other party and in accordance with the other party’s reasonable requests and directions. If either party receives any refund of a Tax for which the other party has provided payment hereunder, that party shall promptly, but in any event within thirty (30) days of receipt of such refund, remit such refund to the other party, together with any interest refunded on such amount.

9.10	[***]

9.11	Audit.

9.11.1	By Delta. Gogo shall keep full and accurate records in connection with providing the Equipment, Software and Services and any revenue sharing obligations, and shall make each such record available for audit by an auditor selected by Delta in accordance with this Section 9.11.1 for a period of [***] years from the date on which the record is created; provided, however, such auditor shall not be entitled to access any information that Gogo may not disclose pursuant to confidentiality obligations to any third party. Any such audit may be conducted no more than once per year (other than audits of Gogo’s compliance with Section 9.10) upon reasonable advance written notice and in a manner that minimizes disruption of Gogo’s business, at Delta’s expense by a leading public accounting firm appointed by Delta and approved by Gogo, such approval not to be unreasonably delayed or withheld. Any such auditor shall agree, in a writing reasonably satisfactory to Gogo, to maintain the confidentiality of all information disclosed pursuant to such audit. Notwithstanding anything to the contrary contained herein, with respect to Gogo’s compliance with Section 9.10, Delta may cause an audit to be conducted if, once Gogo provides certification affirming Gogo’s compliance with Section 9.10, Delta has reason to doubt the accuracy of such certification (in which case the expenses will be borne by Delta if the audit confirms Gogo’s compliance and by Gogo if Gogo is found not to be in compliance). With respect to any audit of Section 9.10, the auditor shall, subject to appropriate confidentiality agreements, have access to information regarding Gogo’s arrangements with other airlines but the report delivered by such auditor to Delta shall be drafted in a way that preserves the anonymity of other Gogo airline partners.

9.11.2	By Gogo. Delta shall keep full and accurate records related to installation and repair of all Equipment by Delta, the Take Rate and any revenue sharing obligations, and shall make each such record available for audit by an auditor selected by Gogo in accordance with this Section 9.11.2 for a period of [***] years from the date on which the record is created; provided, however, such auditor shall not be entitled to access any information that Gogo may not disclose pursuant to confidentiality obligations to any third party. Any such audit may be conducted no more than once per year upon reasonable advance written notice and in a manner that minimizes disruption of Delta’s business, at Gogo’s expense by a leading public accounting firm appointed by Gogo and approved by Delta, such approval not to be unreasonably delayed or withheld. Any such auditor shall agree, in a writing reasonably satisfactory to Delta, to maintain the confidentiality of all information disclosed pursuant to such audit.

10.	WARRANTY

10.1	Each Party. Each party hereby represents and warrants to the other party the following:

10.1.1	Such party is duly organized and validly existing and has the power and authority to execute and deliver, and to perform its obligations under, this Agreement.

10.1.2

Such party’s execution and delivery of this Agreement and performance of its obligations hereunder have been and remain duly authorized by all necessary action, do not require any approval or consent of equityholders (or if such approval is required, such approval has been obtained), do not require the approval or consent of any court or governmental agency or authority other than as specifically provided herein, and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent documents) or any law, regulation or contractual restriction binding on or affecting it or its property except as expressly set forth herein.

10.1.3	This Agreement is such party’s legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

10.2	Gogo. Gogo warrants that, at all times during the Term:

10.2.1	All Equipment and Software provided hereunder will be new unless otherwise specified, be free from all liens or encumbrances granted or created by Gogo, be free from material defects in material, workmanship and design, and be designed for use in the A/C environment, including selection of materials and process of manufacture.

10.2.2	The Equipment and Software provided hereunder will substantially conform to and operate in accordance with the Specifications.

10.2.3	The System and Gogo Portal will comply with all applicable laws, rules and regulations, including without limitation, all FAA orders or regulations and those of any other United States or international regulatory agency or body having jurisdiction over the System and Portal.

10.2.4	Gogo will be responsible for obtaining and maintaining all Regulatory Approvals required to operate the System and the Gogo Portal and perform the Services.

10.2.5	Gogo will use commercially reasonable efforts to comply with the Service Levels.

10.2.6	The Services will be performed in a professional and workman-like manner consistent with industry standards, and the personnel used to provide the Services are properly licensed and qualified and have the skill, experience and knowledge necessary to carry out the tasks allocated to them.

10.3	Delta. Delta warrants that, at all times during the Term:

10.3.1	The Delta Portal will comply with all applicable laws, rules and regulations, including without limitation, all FAA orders or regulations and those of any other United States or international regulatory agency or body having jurisdiction over the Portal.

10.3.2	Delta will be responsible for obtaining and maintaining all Regulatory Approvals required to operate the Delta Portal.

10.4	Conditions. As soon as practicable after learning of any loss or damage of the Equipment and subject to Delta’s damage reporting procedures (a copy of which procedures has been provided to Gogo prior to execution of this Agreement), Delta will provide Gogo full details thereof. The warranties set forth in Section 10.2 shall not apply to the extent the Equipment or Software has been subjected to misuse, neglect or accident, or has been modified or tampered with by any party other than Gogo, its service providers, or (if and to the extent authorized by Gogo) Delta.

10.5	Remedies. In the event of a breach of Section 10.2.2, Gogo will remove and repair or replace and reinstall the defective Equipment as soon as reasonably possible so that the

Connectivity Services meet the Service Levels. Provided the defective Equipment was not damaged by a party other than Gogo or its service providers, Gogo shall pay all costs associated with the return, repair or replacement and re-installation thereof. This Section 10.5 sets forth Gogo’s sole obligations, and Delta’s sole and exclusive remedies, for any breach of the warranties set forth in Section 10.2.2.

10.6	Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NONINFRINGEMENT WITH REGARD TO ANY EQUIPMENT, SERVICE OR MATERIALS PROVIDED UNDER THIS AGREEMENT.

11.	TERM AND TERMINATION

11.1	Term. The term of this Agreement shall begin on the Effective Date and shall continue for a period of ten (10) years from the first Trigger Date, unless sooner terminated in accordance with its terms (the “Term”).

11.2	Termination for Cause.

11.2.1	Either party may elect to terminate this Agreement if:

11.2.1.1	The other party materially breaches its obligations under this Agreement and, if the breach is curable, fails to cure such breach within sixty (60) days following receipt of notice of such breach; or

11.2.1.2	The other party files a voluntary petition in bankruptcy, is adjudicated as bankrupt or insolvent, files any petition or answer seeking any reorganization, composition, readjustment, liquidation or similar relief for itself under any present or future statute, law or regulation, seeks, consents to or acquiesces in the appointment of any trustee, receiver or liquidator for itself, makes any general assignment for the benefit of creditors, admits in writing its inability to pay its debts generally as they become due, ceases doing business or ceases providing services necessary for operation of the System or the Equipment; or

11.2.1.3	If a petition is filed against the other party seeking any reorganization, composition, readjustment, liquidation or similar relief for such party under any present or future statute, law or regulation, which petition remains undismissed or unstayed for an aggregate of thirty (30) days (whether or not consecutive), or if any trustee, receiver or liquidator of either party is appointed, which appointment remains unvacated or unstayed for an aggregate of thirty (30) days (whether or not consecutive); or

11.2.1.4	Any representation or warranty made by either party in Section 10 is incorrect at the time given in any material respect.

11.2.2	With respect to each Fleet Type, at any time after the first anniversary of the applicable Trigger Date for such Fleet Type, Delta may elect to terminate this Agreement with respect to such Fleet Type by providing [***] advance written notice to Gogo if the average monthly Take Rate for all Flight Segments on such Fleet Type for any twelve (12) months preceding such notice is less than [***]. Gogo will provide Delta with the number of passengers accessing the Connectivity Services on each Flight Segment. During the first year after the Trigger Date for each Fleet Type, Gogo will provide such information to Delta on a weekly basis, and thereafter on a monthly basis. Neither party shall be liable to the other party for any damages arising out of a termination pursuant to this paragraph.

11.2.3	With respect to each Fleet Type, if at any time during the Term (A) an in-flight connectivity services provider other than Gogo offers a connectivity service, (B) which provides [***], (C) such that Delta reasonably believes [***], (D) such competitive system is installed and operational on more than [***] commercial aircraft, and (E) Delta has completed sourcing processes with respect to the competitive offering at least as rigorous as those undertaken by Delta in evaluating Gogo such that Delta can validate the technology, functionality and feasibility of the competitive offering and provide objective system performance and functionality criteria to Gogo for its use in determining whether it wishes to submit a proposal as contemplated below, then Delta may elect to terminate this Agreement with respect to such Fleet Type by providing at least [***] advance written notice to Gogo. Gogo will have the opportunity to submit a proposal, which proposal will include, without limitation, proposed terms regarding pricing, system functionality and implementation dates, and Delta will in good faith consider such proposal. If Delta reasonably determines that Gogo’s proposal is at least as favorable as the competitor’s offering, this Agreement will be amended to incorporate such additional or replacement offering or functionality and the agreed upon terms. If Gogo declines or fails to submit a proposal to Delta at least [***] prior to the effective date of termination, or Delta reasonably determines that Gogo’s proposal is not as favorable as the competitor’s offering, this Agreement will terminate as to such Fleet Type per Delta’s termination notice. Neither party shall be liable to the other party for any damages arising out of a termination pursuant to this paragraph.

11.2.4	If Gogo fails to meet any of its Certification, regulatory or prototype installation obligations for the Initial International Fleet as set forth in this Agreement and the applicable Exhibits, Delta may terminate this Agreement within [***] of such failure.

11.3	Early Termination by Delta. Delta may terminate this Agreement in whole but not in part, without cause, at any time following the fifth anniversary of the first Trigger Date. Upon such termination, Delta will pay to Gogo, as Gogo’s sole and exclusive remedy for termination under this Section, an amount calculated as follows (the “Early Termination Fee”):

[***] of the Lost Revenue for the first [***] period between the effective date of termination and the date that is [***] from the first Trigger Date, plus

[***] of the Lost Revenue for each subsequent [***] period (if any) until the date that is [***] from the first Trigger Date,

provided that the amount payable by Delta shall be prorated for any partial twelve (12) month period.

The “Lost Revenue” shall [***] for the twelve (12) month period immediately preceding the effective date of termination pursuant to this Section 11.3.

For example, if the first Trigger Date occurs on February 1, 2014 and Delta elects to terminate the Agreement pursuant to this Section 11.3 on [***]:

Lost Revenue would be equal to the sum of [***]

The Early Termination Fee would be equal to [***]

11.4	Effects of Termination. Upon termination or expiration of this Agreement for any reason:

11.4.1	Any amounts owed to Gogo or Delta under this Agreement before such termination or expiration will be immediately due and payable; and

11.4.2	All warranties and licenses set forth herein shall remain in full force and effect, subject to the terms and conditions set forth herein, and shall survive the termination or expiration of this Agreement for any reason.

11.5	Termination Assistance. Effective upon any expiration or termination of this Agreement other than termination by Gogo pursuant to Section 11.2.1, Gogo shall, in a commercially reasonable manner and subject to Delta’s ongoing compliance with the terms and conditions of this Agreement, continue to provide the Connectivity Services for such period of time as Delta reasonably requests (the “Termination Assistance Period”) and provide to Delta and any successor connectivity provider identified by Delta all reasonably requested non-confidential information and assistance to wind down the Program and remove the Equipment from the Retrofit A/C in a manner that provides the least reasonably possible adverse effect on Delta. [***].

11.6	Remedies. Unless otherwise specifically set forth to the contrary herein, rights of termination are without prejudice to any remedies available to the parties under this Agreement for breach, at law or in equity; provided that any termination of this Agreement by Delta as set forth in Section 11.2.4 shall relieve Gogo of any obligation to pay any Liquidated Damages under this Agreement.

12.	INTELLECTUAL PROPERTY RIGHTS

12.1	Ownership. Delta acknowledges and agrees that, as between the parties, Gogo is the owner of all right and title in and to the Gogo Technology and that all intellectual property rights, including copyrights, trade secrets and patent rights, embodied in the Specifications and the Equipment and Software shall be exclusively vested in Gogo. Gogo acknowledges and agrees that, as between the parties, Delta is the owner of all right and title in and to the Delta Technology.

12.2	Rights in Marks. Gogo acknowledges that the marks shown as Delta marks on Exhibit G hereto (the “Delta Marks”) are the property of Delta as owner or licensee, and that only such marks may be used by Gogo in marketing and promoting the Connectivity Services, and that upon expiration or termination of this Agreement, Gogo will immediately cease use of such marks; provided that Delta may revoke the right of Gogo to use any Delta Mark upon termination of Delta’s property rights therein. Delta acknowledges that the marks shown as Gogo marks on Exhibit G hereto are the property of Gogo and the only marks owned by Gogo that may be used by Delta in marketing and promoting the Connectivity Services (the “Gogo Marks”), and that upon expiration or termination of this Agreement, Delta will immediately cease use of such marks. Except as expressly set forth in this Agreement, no right, property, license, permission or interest of any kind in or to the marks owned by either party is or is intended to be given or transferred to or acquired by the other party by the execution, performance or non-performance of this Agreement or any part hereof. Each party agrees that it shall in no way contest or deny the validity of, or the right or title of the other party in or to its, marks, and shall not encourage or assist others, directly or indirectly, to do so, during the Term of this Agreement and thereafter. Neither party will take actions that are adverse to the other party’s ownership rights in or to its marks, nor shall either party intentionally utilize the other party’s marks in any manner that would diminish their value or harm the reputation of the other party. Neither party shall use or register any domain name that is identical to or confusingly similar to any of the other party’s marks.

12.3	Use of the Delta Marks. Before any reproduction, display, distribution or other use of the Delta Marks or any other reference to Delta, Delta’s Affiliates, or the products or services of Delta or its Affiliates, Gogo shall submit to Delta a sample of the proposed use and obtain Delta’s prior written approval, which Delta may withhold in its sole discretion. Without limiting the generality of the foregoing, Delta shall be entitled to disapprove any use of the Delta Marks which, in the reasonable opinion of Delta, might (i) subject Delta or its Affiliates to unfavorable regulatory action, violate any law, infringe upon the rights of third parties, or subject Delta or its Affiliates to liability for any reason; or (ii) adversely affect Delta’s or its Affiliates’ public image, reputation, or goodwill.

12.4	Protective Measures for the Marks. Delta may require the placement of appropriate and reasonable trademark, service mark or copyright notices within or on the Portal as may be necessary or prudent to protect Delta’s right, title and interest in and to the Delta Marks. All uses of the Delta Marks shall inure to the benefit of Delta as owner, all uses of the Gogo Marks shall inure to the benefit of Gogo as owner, and the use of the Delta Marks in conjunction with the Gogo Marks shall not create a unitary or composite mark. Upon expiration or termination of this Agreement for any reason, neither party shall thereafter use any expression in connection with any business in which it may thereafter be engaged which, in the reasonable judgment of the other party, so nearly resembles the other party’s Marks as may be likely to lead to confusion or uncertainty on the part of the public.

13.	CONFIDENTIALITY

13.1	Confidential Information. Each party (for the purposes of this Article, a “Receiver”) shall maintain in strict confidence, and agrees not to disclose to any third party, except as necessary for the performance of this Agreement when authorized by the other party (for the purposes of this Article, a “Discloser”) in writing, Confidential Information that the Receiver receives from the Discloser or its Affiliates. Notwithstanding the foregoing, Gogo may share the contents of this Agreement with investment bankers and prospective investors who have, prior to any disclosure, agreed in writing to confidentiality restrictions that are not less onerous than those that apply to Gogo under this Agreement, and Delta may disclose such Confidential Information as is reasonable or necessary for installation, operation, maintenance and Deinstallation of the Equipment to third parties who have, prior to any disclosure, agreed in writing to confidentiality restrictions that are not less onerous than those that apply to Delta under this Agreement. “Confidential Information” means: (A) the terms and conditions of this Agreement; (B) all information regarding identifiable individuals, including without limitation customers or employees, which information has been collected by or on behalf of the Discloser or its Affiliates (“PII” or “Personally Identifying Information”); (C) all information that is provided by either party to the other party’s employees to perform Services for Delta pursuant to this Agreement or obtained by the other party’s employees during the provision of Services; and (D) all non-public information of the Discloser or its Affiliates that (i) is of a confidential or proprietary nature, (ii) relates to the subject matter of this Agreement and (iii) a reasonable person would or should understand to be confidential.

13.2	Exclusions. Confidential Information does not include information: that is, or subsequently may become, within the knowledge of the public generally through no fault of the Receiver; that the Receiver can show was previously known to it as a matter of record at the time of receipt; that the Receiver may subsequently obtain lawfully from a third party who has lawfully obtained the information free of any confidentiality obligations; or that the Receiver may subsequently develop as a matter of record, independently of disclosure by the Discloser.

13.3

Duration of Obligation. The confidentiality obligation with respect to Confidential Information received by either party shall remain in effect until three (3) years from the termination or expiration of this Agreement, including any renewals or extensions thereof. The confidentiality obligation with respect to Confidential Information consisting of PII shall remain in effect in effect for a period of ten (10) years from the date of receipt of the PII. Upon the expiration or termination of this Agreement for any reason, Receiver shall immediately return to Discloser or destroy all Confidential Information in Receiver’s possession or control, as Discloser directs.

13.4	Court Order and Regulatory Filings. Notwithstanding the restrictions in this Article, the Receiver may disclose Confidential Information to the extent required by an order of any court, a governmental regulatory agency (in a securities or other filing) or other governmental authority having jurisdiction or by operation of law, but in any such event only after the Receiver has notified the Discloser (if such notification is permitted under the order) and Discloser has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure.

13.5	Ownership. Except as otherwise expressly provided in this Agreement, as between Discloser and Receiver, Discloser shall own all right title and interest in and to its Confidential Information.

13.6	Additional Provisions regarding PII. In addition to the other obligations in this Article 13, the parties shall abide by the provisions of this Section 13.6 concerning PII. For the purposes of these provisions: the terms “process,” “processing” or “processed” in relation to PII include, without limitation, collection, recording, organization, storage, amendment, retrieval, consultation, manipulation, and erasure.

13.6.1	General: Discloser has entrusted Receiver with PII. Receiver agrees to use reasonable measures to prevent the unauthorized processing, capture, transmission and use of PII which Discloser may disclose to Receiver during the course of Discloser’s relationship with Receiver.

13.6.2	Processing and Use of PII: Receiver shall process and use PII solely in accordance with the provisions of this Agreement. Receiver shall not process or use PII for any purpose not specifically set forth in this Agreement without Discloser’s express prior written consent. At any time, Discloser may make inquiries to Receiver about PII transferred by Discloser and stored by Receiver, and Receiver agrees to provide to Discloser copies of such PII as maintained by Receiver within a reasonable time and to perform corrections or deletions of, or additions to, PII as reasonably requested by Discloser.

13.6.3	Discloser’s Inspection Rights: Discloser shall have the right upon reasonable prior notice of at least ten (10) business days to verify Receiver’s compliance with the terms and conditions of this Agreement, or to appoint a third party under covenants of confidentiality to verify the same on Discloser’s behalf. Receiver shall grant Discloser’s agents supervised, unimpeded access to the extent necessary to accomplish the inspection and review of all data processing facilities, data files and other documentation used by Receiver for processing and utilizing PII in relation to this Agreement. Receiver agrees to provide reasonable assistance to Discloser in facilitating this inspection function.

13.6.4	Transmission of Confidential Information or PII to Third Parties: Receiver may not transfer Confidential Information or PII to any third party without Discloser’s prior written consent, and then only upon such third party’s execution of an agreement containing covenants for the protection of Confidential Information or Pll no less stringent than those contained in this Agreement.

13.7	Data Protection and Security. Receiver shall implement, at a minimum, the data protection measures and observe the minimum standards for the security of Pll and Confidential Information as set forth below:

13.7.1	Access of Persons: Receiver agrees to use reasonable measures to prevent unauthorized persons from gaining access to Confidential Information or the data processing equipment or media where PII is stored or processed. Receiver agrees to provide its employees and agents access to Confidential Information or PII on a need-to-know basis only and agrees to cause any persons, including, without limitation, third-party vendors, having authorized access to such information to be bound by obligations of confidentiality, non-use and non-disclosure no less stringent than those imposed upon Receiver by this Agreement.

13.7.2	Data Media: Receiver agrees to use reasonable measures to prevent the unauthorized reading, copying, alteration or removal of the data media used by Receiver and containing Confidential Information or PII.

13.7.3	Data Retention: Receiver shall not retain Confidential Information or Pll any longer than is reasonably necessary to accomplish the intended purposes for which Confidential Information or Pll was transferred as set forth in this Agreement. Upon the earlier expiration or termination of this Agreement or the written request of Discloser, Receiver shall delete and/or destroy all Confidential Information or PII in Receiver’s possession, including any copies thereof, and shall deliver a written statement to Discloser within thirty (30) days of Discloser’s request confirming that Receiver has done so.

13.7.4	Data Memory: Receiver agrees to use reasonable measures to prevent unauthorized data input into memory and the unauthorized reading, alteration or deletion of Confidential Information or PII.

13.7.5	Personnel: Upon request, Receiver shall provide Discloser with a list of Receiver’s employees entrusted with processing the Confidential Information or PIl transferred by Receiver, together with a description of their access rights.

13.7.6	Transmission: Receiver agrees to use reasonable measures to prevent Confidential Information or Pll from being read, copied, altered or deleted by unauthorized parties during the transmission thereof or during the transport of the data media on which Confidential Information or Pll is stored.

13.7.7	Breach Notification: Receiver will report security breaches (data or network) to the Discloser in a prompt and timely manner and assist the Discloser’s investigation of such breach.

13.8	Other Obligations. The obligations set forth in this Section 13 are in addition to, and not in lieu of, any fiduciary duties or obligations of confidentiality or nondisclosure that the parties may have to each other under the common law, laws providing for the protection of trade secrets, or other statutory law.

14.	INDEMNITY

14.1

Indemnity by Gogo. Gogo will defend, indemnify and hold harmless Delta, its Affiliates, and each of their respective directors, officers, employees, and agents (collectively herein the “Delta Indemnified Parties”), against and from all claims, suits, judgments, losses, damages, fines, penalties, liabilities or costs (including reasonable attorneys’ fees, interest and expenses) resulting from any claim, suit or demand by any third party, including but not limited to injuries or deaths of persons, loss of or damage to real or personal property, and liability or obligations under or with respect to any violation of federal, state or local laws, regulations, rules, codes and ordinances, arising out of (a) any act or omission by Gogo (or anyone for whose acts Gogo may be liable) in connection with Gogo’s performance or nonperformance under this Agreement, (b) the installation, operation, use or Deinstallation of the Equipment, the Software or the Services (including without limitation the collection, processing, storage, transport, use and delivery of data), (c) any claim that the Equipment, the Software, Gogo Technology or the Services infringes or misappropriates any patent, copyright, trade secret or other proprietary right, or (d) any failure by Gogo or parties for which it is responsible under this Agreement to comply with laws and certifications as set forth in Section 5.6 (each of (a), (b), (c) and (d), a “Gogo Claim”). This Section shall not be construed to negate, abridge or otherwise reduce any other right to indemnity which would otherwise exist in favor of any Delta Indemnified Party, or any other obligation of Gogo, its officers, directors, employees, agents or contractors to indemnify a Delta Indemnified Party. Gogo’s obligations under this Section shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits paid or payable by Gogo under Workers’ Compensation Acts, disability benefits acts or other employee benefit laws or regulations. The indemnification obligations of this Section shall survive termination or expiration of this Agreement.

14.2	Exclusions to Indemnity by Gogo. Notwithstanding anything herein to the contrary, Gogo’s indemnity obligation shall not apply to the extent Gogo Claims are caused by (i) the Delta Technology or any designs, specifications or modifications originating with, or performed by, Delta, or its contractors, including without limitation any Delta Affiliate, (ii) the combination of the Equipment or Software with other equipment or software not supplied, authorized or specified by Gogo, or otherwise contemplated by this Agreement, (iii) misuse of the Equipment or Connectivity Services by Delta or its contractors, (iv) the gross negligence, recklessness, illegal act, misrepresentation or malicious or willful misconduct of Delta or any of its officers, directors, agents, representatives, employees or contractors, including without limitation any Delta Affiliate, or (v) any circumstance requiring indemnification by Delta under Section 14.3.

14.3	Indemnity by Delta. Delta will defend, indemnify and hold harmless Gogo, its Affiliates, and each of their directors, officers, employees and agents (collectively, the “Gogo Indemnified Parties;” together with the Delta Indemnified Parties, the “Indemnified Parties”) against and from all suits, judgments, losses, damages, fines, penalties, liabilities or costs (including reasonable attorneys’ fees and expenses) resulting from any claim, suit or demand by any third party, including but not limited to injuries or deaths of persons or loss of or damage to real or personal property, arising out of (i) Delta’s negligence in performing installation, Deinstallation and/or maintenance of the Equipment, (ii) Gogo’s implementation and operation, at Delta’s request, of a system that filters and/or blocks objectionable content (other than VOIP); provided, however, that the indemnification described in clause (ii) shall not extend to any claim, suit or demand arising out of Gogo’s failure to implement and operate the system in accordance with agreed-upon specifications; (iii) any claim that the Delta Technology infringes or misappropriates any patent, copyright, trade secret or other proprietary right; or (iv) any failure by Delta or parties for which it is responsible under this Agreement to comply with laws and certifications as set forth in Section 6.2 (each of (i), (ii), (iii) and (iv), a “Delta Claim”).

14.4	Exclusions to Indemnity by Delta. Notwithstanding anything herein to the contrary, Delta’s indemnity obligation shall not apply to the extent Delta Claims are caused by (i) the combination of the Delta Technology with other equipment or software supplied, authorized or specified by Gogo or its contractors, (ii) misuse of the Delta Technology by Gogo or its contractors, (iii) the gross negligence, recklessness, illegal act, misrepresentation or malicious or willful misconduct of Gogo or any of its officers, directors, agents, representatives, employees or contractors, including without limitation any Gogo Affiliate or (iv) any circumstance requiring indemnification by Gogo under Section 14.1.

14.5	Procedures. In the event a claim is made or suit is brought that is covered by the indemnity obligations in Section 14.1 or 14.3, the Indemnified Party shall give the party with the indemnity obligation (the “Indemnitor”) notice thereof promptly after becoming aware thereof. The Indemnitor shall assume all responsibility for such claim or suit, and the Indemnified Party shall provide reasonable assistance and cooperation during the defense of such claim or suit or compromise or settlement thereof. The Indemnitor shall reimburse the Indemnified Party its reasonable out-of-pocket expenses incurred in providing such assistance. Notwithstanding the foregoing, the Indemnified Party’s consent shall be obtained in the event any compromise or settlement under this Article 14: (a) includes a finding or admission of any violation of any law by the Indemnified Party or any violation of the rights of any person by the Indemnified Party; (b) has an effect on any claim held by or against the Indemnified Party; or (c) requires the payment of any money or the taking of any action by the Indemnified Party. The Indemnified Party shall have the right, but not the duty, at its own expense, to participate in the defense and/or compromise or settlement of such claim or suit with counsel of its own choosing without relieving the Indemnitor of any obligations hereunder.

14.6	Remedies.

14.6.1	If any infringement or misappropriation action falls within the indemnification provided by Gogo to a Delta Indemnified Party in Section 14.1, and (a) Gogo is enjoined or threatened to be enjoined, either temporarily or permanently, from selling, manufacturing or delivering to a Delta Indemnified Party the Equipment, Gogo Technology, Software or Services, or (b) a Delta Indemnified Party is enjoined or threatened to be enjoined, either temporarily or permanently, from operating the Equipment, Gogo Technology or Software or providing the Services, or (c) a Delta Indemnified Party or Gogo is adjudged, in any final order of a court of competent jurisdiction from which no appeal is available, to have infringed upon or misappropriated any patent, copyright, trade secret or other proprietary right in the use of the Equipment, Gogo Technology, Software or Services, then Gogo shall, at its expense either (d) obtain for the Delta Indemnified Party the right to continue using such Equipment, Gogo Technology, Software or Services in a manner substantially similar to the manner allowed under this Agreement; or (e) replace or modify such Equipment, Gogo Technology, Software or Services so that it does not infringe upon or misappropriate such proprietary right without materially impairing its usefulness or performance and is free to be delivered to and used by the Delta Indemnified Party. If Gogo is unable, despite its best commercial efforts, to obtain for the Delta Indemnified Party either option (d) or (e), this Agreement shall immediately terminate and Gogo shall perform Deinstallation on all Retrofit A/C as set forth in Section 3.7, without limiting the Delta Indemnified Party’s rights or Gogo’s liability under Section 14.1 above. THIS ARTICLE 14 SETS FORTH THE ENTIRE OBLIGATION AND LIABILITY OF GOGO TO DELTA INDEMNIFIED PARTIES FOR INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS RELATED TO THE EQUIPMENT, GOGO PORTAL, SOFTWARE AND SERVICES PROVIDED UNDER THIS AGREEMENT.

14.6.2

If any infringement or misappropriation action falls within the indemnification provided by Delta to a Gogo Indemnified Party in Section 14.3, and (a) Delta is enjoined or threatened to be enjoined, either temporarily or permanently, from selling, manufacturing or delivering to a Gogo Indemnified Party the Delta Technology, or (b) a Gogo Indemnified Party is enjoined or threatened to be enjoined, either temporarily or permanently, from operating the Delta Technology, or (c) a Gogo Indemnified Party or Delta is adjudged, in any final order of a court of competent jurisdiction from which no appeal is available, to have infringed upon or misappropriated any patent, copyright, trade secret or other proprietary right in the use of the

Delta Technology, then Delta shall, at its expense either (d) obtain for the Gogo Indemnified Party the right to continue using the Delta Technology in a manner substantially similar to the manner allowed under this Agreement; or (e) replace or modify the Delta Technology so that it does not infringe upon or misappropriate such proprietary right without materially impairing its usefulness or performance and is free to be delivered to and used by the Gogo Indemnified Party. If Delta is unable, despite its best commercial efforts, to obtain for the Gogo Indemnified Party either option (d) or (e), this Agreement shall immediately terminate without limiting the Gogo Indemnified Party’s rights or Delta’s liability under Section 14.3 above. THIS ARTICLE 14 SETS FORTH THE ENTIRE OBLIGATION AND LIABILITY OF DELTA TO GOGO INDEMNIFIED PARTIES FOR INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS RELATED TO THE DELTA PORTAL PROVIDED UNDER THIS AGREEMENT.

15.	INSURANCE

15.1	Delta Requirements. Delta agrees to keep in full force and effect and maintain at its sole cost and expense the following policies of insurance with the specified minimum limits of liability during the term of this Agreement:

15.1.1	Comprehensive Aviation Liability Insurance, including personal injury, products and completed operations, war risk and allied perils and contractual liability in an amount not less than $[***] combined single limit per occurrence (and in the aggregate with respects to products), which insurance may be provided by a combination of primary and umbrella coverages, covering all liability arising out of any bodily injury (including death of any person) and any damage to (including destruction of) property.

15.2	Gogo Requirements. Gogo agrees to keep in full force and effect and maintain at its sole cost and expense the following policies of insurance with the specified minimum limits of liability during the Term of this Agreement:

15.2.1	Comprehensive Aviation Liability Insurance, including bodily injury, products and completed operations, war risk and allied perils and contractual liability in an amount not less than [***] combined single limit per occurrence (and in the aggregate with respects to products), which insurance may be provided by a combination of primary and umbrella coverages, covering all liability arising out of any bodily injury (including death of any person) and any damage to (including destruction of) property.

15.2.2	Commercial General Liability Insurance, including coverage for Contractual Liability assumed under this Agreement, Premises-Operations, Completed Operations—Products, and Independent Contractors providing coverage for bodily injury, personal injury and property damage with combined single limits of not less than [***] per occurrence.

15.2.3	Commercial Automobile Liability Insurance providing coverage for bodily injury and property damage with combined single limits of not less than [***] per occurrence, and [***] per occurrence if Gogo employees or contractors will drive a vehicle on airport property.

15.2.4	Professional Liability (also known as Errors and Omissions Liability) Insurance covering acts, errors and omissions arising out of Gogo’s operations or Services that includes coverage as follows:

15.2.4.1	Coverage for software and operations development work, implementation, testing, training and maintenance of software and systems, including coverage for copyright and trademark protection.

15.2.4.2	Coverage for: (i) web and application hosting services including coverage for copyright and trademark protections and (ii) network risk coverage for damages related to security breaches and unauthorized access including privacy damages, data destruction and misappropriation of data.

15.2.4.3	Professional Liability (Errors and Omissions Liability) Insurance policies shall have a limit of liability of no less than [***] per occurrence and in the aggregate and with a retroactive date no later than the commencement of the provision of the Services.

15.2.4.4	Gogo further agrees that Professional Liability/Errors and Omissions Insurance will be maintained for two years following the expiration or termination of this Agreement. Any incidents, accidents, claims or potential claims of which Supplier has knowledge shall be communicated to Delta within fifteen (15) days of such knowledge.

15.2.5	Comprehensive Crime Insurance, including Employee Dishonesty and Computer Fraud Insurance, covering losses arising out of or in connection with any fraudulent or dishonest acts committed by Gogo employees, acting alone or with others, in an amount not less than [***] per occurrence.

15.2.6	Workers’ Compensation and Employer’s Liability Insurance in full compliance with the applicable laws of the state and/or country in which the work is to be performed or the country of hire (whichever is applicable). Each such policy shall be endorsed to include an alternate employer endorsement and a waiver of subrogation in favor of Delta.

15.2.6.1	The limits of liability of Workers’ Compensation Insurance shall be not less than the limits required by applicable law.

15.2.6.2	The limits of liability of Employer’s Liability Insurance with minimum limits of [***] per employee by accident, [***] per employee by disease, [***] policy limit by disease (or, if higher, the policy limits required by applicable law).

15.3	Approved Companies. All such insurance shall be procured with reputable insurance companies and in such form as is usual and customary to such party’s business.

15.4	Endorsements. With respect to the liability insurance policies in Sections 15.1.1, 15.2.1 and 15.2.2, each party shall name the other party and their respective officers, directors and employees (and, with respect to Delta, each of its Affiliates) as additional insureds for any and all liability arising at any time in connection with Section 14 of this Agreement. All policies of insurance shall provide that each will not be canceled or materially altered except after thirty (30) days advance written notice to the other party. All insurance required under this Section 15 shall be primary insurance and any other valid insurance existing for the other party’s benefit shall be excess of such primary insurance. Each party shall obtain such endorsements to its policy or policies of insurance as are necessary to cause the policy or policies to comply with the requirements stated herein.

15.5

Certificates. Each party shall provide the other with certificates of insurance evidencing compliance with this Section 15 (including evidence of renewal of insurance) signed by authorized representatives of the respective carriers for each year that this Agreement is in effect. Each certificate of insurance shall provide that the issuing company shall not cancel, reduce, or otherwise materially alter the insurance afforded under the above policies unless notice of such cancellation, reduction or material alteration has been provided at least thirty (30) days in advance to the other party.

15.6	No implied Limitation. The obligation to provide the insurance specified herein shall not limit in any way any obligation or liability of either party provided elsewhere in this Agreement. The rights of each party to insurance coverage under policies issued to or for the benefit of one or more of them are independent of this Agreement shall not be limited by this Agreement.

15.7	Risk of Loss. Each party shall be responsible for risk of loss of, and damage to, any Equipment or Software in its possession or under its control. Each party shall promptly notify the other of any damage (except normal wear and tear), destruction, loss, theft, or governmental taking of any item of Equipment, Software or other materials in the possession or under the control of such party, whether or not insured against by such party, whether partial or complete, which is caused by any act, omission, fault or neglect of such party (“Event of Loss”). Such party shall be responsible for the cost of any necessary repair or replacement of such Equipment or Software due to an Event of Loss. In the event of an Event of Loss caused by Delta, such repair or replacement shall not be considered part of Gogo’s maintenance obligations, but Gogo shall coordinate and oversee repair or replacement performed by a third party on an expense pass through basis or by Gogo at agreed-upon prices, which prices shall not exceed the amount of the pass through expenses that would have been incurred if the repair or replacement had been performed by a third party.

16.	LIMITATION OF LIABILITY

16.1	Consequential Damages. NEITHER PARTY WILL BE LIABLE FOR, AND EACH PARTY WAIVES AND RELEASES ANY CLAIMS AGAINST THE OTHER PARTY FOR, ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUES, LOST PROFIT, OR LOSS OF PROSPECTIVE ECONOMIC ADVANTAGE, RESULTING FROM PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT.

16.2	Limitation. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY AMOUNT THAT, IN THE AGGREGATE, EXCEEDS [***].

16.3	Exclusions. Sections 16.1 and 16.2 shall not apply with respect to (a) claims of third parties for bodily injury (including loss of life) or damage to property to the extent caused by the negligence or willful misconduct of either party; (b) claims arising out of a breach of confidentiality; (c) a party’s obligations under Section 14 (Indemnity) of this Agreement; or (d) claims or losses arising out of willful misconduct of either party.

16.4	Equitable Relief. The limitations of liability set forth herein are not intended in any way to restrict either party’s right to seek injunctive or other equitable relief.

17.	EXCUSABLE DELAYS

17.1

Definition. Either party shall be excused from performance of its obligations hereunder, and shall not be liable to the other party for any direct, indirect, special, incidental, consequential or punitive damages suffered or incurred by the other party arising out of a total or partial failure to perform hereunder or delay in such performance, to the extent resulting directly from any event or occurrence beyond the reasonable control of the delayed party and unforeseeable as of the Effective Date (collectively, “Excusable Delay”), including, without limitation, (i) acts of God, (ii) wars or acts of a public enemy, (iii) acts, failures to act or delays of the Governments of any state or political subdivision or any department or regulatory agency thereof or entity created thereby, including, without limitation, national aviation authorities, (iv) quotas or embargoes, (v) acts of sabotage, (vi) fires, floods or other natural catastrophes, or (vii) strikes, lockouts or other labor stoppages, slowdowns or disputes; provided, however, that such delay is not occasioned by the fault or negligence of the delayed party. Any Excusable Delay shall last only as long as the event remains beyond the control of the delayed party and only to the extent that it is the direct cause of the delay.

17.2	[***]

17.3	Recourse. The delayed party shall notify the other party within a reasonable time after it discovers an Excusable Delay has occurred, in writing, specifying the cause of the delay and, to the extent known, estimating the duration of the delay. No delay shall be excused unless such written notice shall have been given as required by this Section. If the Excusable Delay (other than the Excusable Delay described in Section 17.2) lasts in excess of sixty (60) days, the non-delayed party shall have the right to terminate this Agreement without any cost or penalty.

18.	GENERAL

18.1	Independent Contractors. Nothing contained in this Agreement shall be construed to constitute Gogo as a partner, employee or agent of Delta, nor shall either party have the authority to bind the other in any respect, it being intended that each shall remain responsible for its own actions. Gogo is retained only for the purposes and to the extent set forth in this Agreement. Gogo is an independent contractor of Delta, and personnel used or supplied by Gogo in performance of this Agreement shall be and remain employees or agents of Gogo and under no circumstances shall be considered employees or agents of Delta. Gogo shall have the sole responsibility for supervision and control of its personnel.

18.2	Use of Subcontractors/Affiliates. Nothing in this Agreement shall create any contractual relationship between Delta and any Gogo subcontractor, and no subcontract shall relieve Gogo of its obligations hereunder should the subcontractor fail to perform in accordance with the provisions of this Agreement. Delta shall have no obligation to pay or to see to the payment of any money to any subcontractor. Each party shall be solely responsible for the acts and omissions of its subcontractors and Affiliates. Any breach by a subcontractor or Affiliate of any terms or conditions of this Agreement shall be deemed a breach by the party engaging such subcontractor or whose Affiliate breached.

18.3	Notice. Any notice, demand or document that either party is required or otherwise desires to give or deliver to or make upon the other party hereunder shall be in writing and shall be (a) personally delivered, (b) deposited in the Mail, registered or certified, return receipt requested, with postage prepaid, (c) sent by overnight courier, or (d) sent by facsimile with confirmation of receipt by the addressee, addressed as follows:

If to Delta:	Delta Air Lines, Inc. Director - Technical Operations, Supply Chain Management 1775 Aviation Boulevard Atlanta, Georgia 30354-3743 Fax: 404-677-6079

with a copy to:	General Counsel Delta Air Lines, Inc. 1020 Delta Boulevard Atlanta, Georgia 30354-1989 Fax: 404-715-7882

If to Gogo:	Attn: General Counsel Gogo LLC 1250 N. Arlington Heights Road, Suite 500 Itasca, IL 60143 Fax: (630) 647-1755

or to such other address as either party shall designate for itself by notice given to the other party as aforesaid. Any such notice, demand or document shall be deemed to be effective upon receipt of the same by the party to whom the same is addressed.

18.4	Assignment. This Agreement shall inure to the benefit of and be binding upon each of the parties and their respective successors and assigns, but neither the rights nor the duties of either party under this Agreement may be voluntarily or involuntarily assigned or delegated, in whole or part, without the prior written consent of the other party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, either party may assign this Agreement in connection with a merger, consolidation, or similar transaction, or a sale or other disposition of all or substantially all of its assets. Either party may assign this Agreement to an Affiliate (provided that either Delta or Gogo, as applicable, guarantees performance of the Affiliate). Any attempted assignment or transfer in violation of the foregoing will be void.

18.5	Governing Law. This Agreement shall be governed by and construed according to the internal laws of the State of New York, without giving effect to its conflicts of law principles.

18.6	Savings Clause. If any provision of this Agreement is declared unlawful or unenforceable as a result of final administrative, legislative or judicial action, this Agreement shall be deemed to be amended to conform with the requirements of such action and all other provisions hereof shall remain in full force and effect.

18.7	Waiver. No failure or delay by either party in requiring strict performance of any provision of this Agreement, no previous waiver or forbearance of any provision of this Agreement by either party and no course of dealing between the parties shall in any way be construed as a waiver or continuing waiver of any provision of this Agreement.

18.8	Final Agreement. This Agreement constitutes and represents the final agreement between the parties and supersedes all prior or contemporaneous agreements and understandings of the parties as to the subject matter hereof, including without limitation the parties’ Letter of Intent giving rise hereto. For the avoidance of doubt, this Agreement does not supersede the Domestic Agreement. There are no oral agreements between the parties. This Agreement may be amended in whole or in part only in a writing signed by both parties.

18.9	Captions. The Section headings herein are for convenience of reference only and are not intended to define or aid interpretation of the text hereof.

18.10	Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument, and if so executed in counterparts will be enforceable and effective upon the exchange of executed counterparts.

18.11	Survival. Notwithstanding anything herein to the contrary, any Sections or portions of any Sections of this Agreement (including the Exhibits hereto) that by their express terms survive, or by their nature should survive, expiration or termination of this Agreement shall survive such expiration or termination.

18.12	Air Travel. Gogo agrees that its personnel performing Services under this Agreement and any SOW will make every reasonable effort to use Delta Air Lines for air travel associated with such performance.

18.13	No Third-Party Beneficiaries. The provisions of this Agreement are enforceable solely by the parties to this Agreement. No other person shall have the right to enforce any provision of this Agreement or compel any party to this Agreement to perform any Service or comply with the terms of this Agreement.

18.14	Interpretation. (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise clearly indicated to the contrary. (b) As used throughout this Agreement and all attachments, amendments and Exhibits annexed hereto, the word “including” shall be interpreted to mean “including, without limitation” or “including, but not limited to”. (c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. (e) This Agreement has been reviewed and negotiated by both parties and shall be deemed to have been drafted by both parties; accordingly, no rule of interpretation against the drafting party are applicable to this Agreement.

18.15	Supplier Performance. Gogo will participate in Delta’s Supplier Performance Program, which monitors, evaluates and scores suppliers in accordance with quantifiable objectives. Should any part of such program conflict with the terms of this Agreement, this Agreement shall prevail.

18.16	Doing Business with Delta. In performing the Services, Gogo shall comply with the principles of business ethics and conduct required of suppliers and set forth in the booklet available on-line at http://images.delta.com.edgesuite.net/delta/pdfs/doingbiz.pdf.

18.17	Equal Opportunity. Gogo shall not discriminate against any employee or applicant for employment because of race, color, religion, disability, sex, national origin, age or any other unlawful criterion and shall comply with all applicable laws against discrimination and all applicable rules, regulations and orders issued thereunder or in implementation thereof. The Equal Opportunity Clauses set forth in 41 C.F.R., sections 60-1.4 (a), 60-250.5 (a) and 60-741.5 (a) are incorporated herein by this reference.

18.18	Supplier Diversity. Delta and Gogo are committed to enhancing business opportunities for small, minority, and women-owned business enterprises (SBE/M/WBE) as suppliers and subcontractors. Gogo and Delta shall use reasonable commercial efforts to include and utilize SBE/M/WBE supplier firms, as long as they are competitive on price, quality, service and provide the best overall value for goods and services provided under this Agreement. Gogo shall complete and submit to Delta a Supplier Diversity Quarterly Utilization Report, in such format as Delta may reasonably specify, by the first day of the second month following each calendar quarter.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

GOGO LLC		DELTA AIR LINES, INC.

By:	/s/ Michael J. Small	By:	/s/ Steve Gorman

Name:	Michael J. Small	Name:	Steve Gorman

Title:	Chief Executive Officer	Title:	EVP & COO

Date:	3/25/13	Date:	3/18/13

EXHIBIT A

EQUIPMENT

Each shipset will consist of the following LRUs

[***]

EXHIBIT B

SERVICE LEVEL AGREEMENT

This Service Level Agreement (this “SLA”) is Exhibit B to the Agreement. Its purpose is to describe the service level, customer support and problem resolution metrics for Gogo’s broadband in-flight connectivity services. Capitalized terms not defined herein shall the same meaning as set forth in the Agreement.

1.	Definitions:

1.1.	System: As defined in Section 1.52 of the Agreement.

1.2.	GOGO Network: The ground based components and satellite components of the System, excluding the Gogo Avionics.

1.3.	GOGO Avionics: The aircraft based components of the System, including but not limited to airborne network components, wireless access points, antennae and associated wiring and software.

2.	SLA Administration:

2.1.	System Monitoring and Reporting: Gogo shall provide to Delta reports, on a monthly basis, on the metrics referenced in this SLA, including availability and latency performance. The reports shall be adequate for Delta to determine Gogo’s performance against such metrics. The format shall be mutually agreed upon.

2.2.	Gogo will meet with Delta quarterly to review performance against the SLA and to resolve issues.

2.3.	Gogo shall maintain an SLA report audit trail (including detailed performance reports) and shall make this data available within 72 hours of Delta’s request. At any point during the Term, the audit trail report shall include data for the preceding three (3) years or, if shorter, the period from the Effective Date to the date of the report.

2.4.	The parties agree to discuss in good faith any necessary adjustments to the SLA terms due to new requirements or unforeseen System or customer issues.

3.	GOGO Network Operation:

3.1.	Gogo shall operate the GOGO Network on a 24 hours per day, 7 days per week and 365 days per year basis.

3.2.	Gogo will provide a dedicated Gogo maintenance support resource to support System operation.

3.3.	Gogo Network Outage Notifications:

3.3.1. Planned Outages:

The following table sets forth occurrence limits for planned Gogo Network outage events. Gogo agrees that planned Gogo Network outage events will not exceed the applicable limits set forth below.

Event Type	Example	Limit

Non-customer impacting or scheduled maintenance window activities*	Configuration change	[***]

Customer impacting (localized)	System upgrade	[***]

Customer impacting (System-wide)	Data center Upgrade	[***]

Planned emergency maintenance	Loss of redundancy	[***]

*“Scheduled maintenance window activities” means those activities that have virtually no customer impact as they are scheduled at times when there are few aircraft flying and passengers on such aircraft are unlikely to be using the System.

Gogo will send notification of each outage event, except for those due to planned emergency maintenance, to Delta at least [***] in advance of the event. Gogo will send notification of each planned emergency maintenance outage event to Delta as soon as the planned emergency maintenance is scheduled, and such notice will identify the outage event as a “Planned Emergency Maintenance Activity.” “Planned emergency maintenance” means maintenance activity that Gogo needs to perform quickly in order to avoid adverse customer impact, and is generally due to a loss of redundancy that is not yet impacting customers.

3.3.2. Unplanned Outages:

Gogo will send notification of each unplanned Gogo Network outage event to Delta within [***] minutes of Gogo’s confirmation of the outage. Such notifications will be sent to a centralized distribution list as designated by Delta.

3.3.3. Post Mortem Reporting:

If requested by Delta, Gogo will provide a post-mortem analysis report on each Gogo Network outage that affected the Connectivity Services. Each such report will detail the root-cause of the outage, as well as any corrective actions taken by Gogo in response to the outage.

4.	GOGO System Performance:

4.1.	Service Availability [***]

4.2.	Exclusions from Availability

4.2.1 For any Retrofit A/C for which the Connectivity Services are unavailable due to an Equipment failure, Downtime associated with such failure during transit to a Gogo-designated repair facility is capped at [***].

4.2.2 Once such Retrofit A/C reaches the Gogo designated repair facility the calculation of Downtime resumes.

4.2.3 Downtime caused by Delta’s failure to perform its obligations under the Agreement with respect to a necessary service bulletin or required maintenance shall be subtracted from both the Retrofit A/C Flight Time and the Downtime calculations.

4.2.4 Downtime caused by Delta-caused damage to the Equipment shall be subtracted from both the Retrofit A/C Flight Time and the Downtime calculations.

4.2.5 System performance metrics may not apply to specific promotions if mutually agreed upon by the parties.

4.2.6 Downtime caused by Excusable Delay shall be subtracted from both the Retrofit A/C Flight Time and the Downtime calculations.

4.2.7 Downtime caused by satellite outages, the occurrence of which shall be verified by Gogo to Delta’s reasonable satisfaction, that are beyond Gogo’s control shall be subtracted from both the Retrofit A/C Flight Time and the Downtime calculations.

4.3.	System Performance:

Gogo is responsible at all times to ensure that the Connectivity Services maintain the uplink and downlink speeds to support the Latency described below. Gogo monitors System Latency and anticipates future potential bottlenecks and builds a supporting network as necessary to maintain consistent levels of customer experience.

[***].

5.	Content Filtering:

5.1.	Delta may submit reasonable changes to the “blocked content lists” at any time. Gogo shall implement such changes within 48 hours of Delta’s request assuming such changes are within the scope of the content filtering system developed by Gogo.

6.	Support to System Users:

6.1.	Gogo will provide Retrofit A/C passengers with 24 hours per day, 7 days per week and 365 days per year access to Gogo’s customer service agents. All passenger issues will be resolved per the schedule below:

Call Type	Resolution
Chat	[***]
E-Mails	[***]
Calls	[***]

6.2.	Gogo will provide 24 hours per day, 7 days per week and 365 days per year technical help desk support. Without limiting Gogo’s obligations set forth above, Gogo will resolve System performance or technical problems per the schedule below:

Fault Criticality	Examples	Maximum Time To:
		Initial Response	Resolve	Close
Critical	[***]	[***]	[***]	[***]
Major	[***]	[***]	[***]	[***]
	[***]	[***]	[***]	[***]
Minor	[***]	[***]	[***]	[***]

The term “Resolved” means the fault has been identified, the nature of the fault is understood, and the Connectivity Service has been restored to an acceptable level. The term “Closed” means the problem as well as the underlying cause(s) of the problem have been identified and corrective measures have been taken to permanently eliminate the problem.

As an example, a resolution to a problem might be the installation of a temporary (emergency) software patch. While this fixes the problem temporarily, the problem is not considered closed until the formal, documented patch has been obtained from the vendor, installed, tested, and confirmed to solve the issue with no other deleterious side effects

7.	Contacting Operations Response Services for Technical Issues

•	Toll-Free: 1-866-WiFi-NOC (1-866-943-4662)

8.	Management Escalation

Management escalation is the process of elevating a critical problem to appropriate levels of management to aid in its resolution. If at any time Delta believes that a problem is not being addressed in a timely and effective manner, the issue may be brought to the attention of the Manager of Operations Response Services. If escalating the issue to this level does not bring a satisfactory response it may be further escalated to the Director of Technical Operations Support.

The table below lists the management contacts to use for escalations. Escalations should occur when the response, resolution, or close times shown in the table in Section 6.2 are not met, and/or the delivered results are otherwise unsatisfactory. For clarity, the management escalation process described in this Section 8 shall not limit any remedies otherwise available to Delta pursuant to the Agreement.

Escalation Level	Gogo Contact	Contact Information
1st Escalation	Network Operations Center Manager	[***]
2nd Escalation	Director of Network Operations	[***]
2nd Escalation Alternate	Director of Technical Operation Support	[***]

EXHIBIT C-1

INITIAL INTERNATIONAL FLEET

[***]

INSTALLATION SCHEDULE

Fleet Type	Number of A/C	Prototype A/C Out of Service Date	STC	PMA
767-300	[***]	[***]	[***]	[***]
A330	[***]	[***]	[***]	[***]
767-400	[***]	[***]	[***]	[***]
747	[***]	[***]	[***]	[***]
777	[***]	[***]	[***]	[***]
757	[***]	[***]	[***]	[***]

The above schedule does not reflect, and will be adjusted to the extent of, any Excusable Delays. Without limiting the foregoing, the parties agree that the following shall be deemed Excusable Delays:

[***]

Installation completion dates are not available for inclusion in the above schedule as of the Effective Date but will be determined and added to the schedule, as follows, based on the applicable STC dates set forth above as they may be adjusted to the extent of any Excusable Delays:

[***]

EXHIBIT C-2

CURRENT ROUTES

EXHIBIT D

EQUIPMENT SPECIFICATIONS

[***]

Note that installation kit weights are estimated and may be adjusted after CDR.

EXHIBIT E

AIR WORTHINESS AGREEMENT

[Attached]

EXHIBIT F

SYSTEM DEFINITION DOCUMENT

1.	Scope

The Ku System Description Document shall provide a high level overview of the system functions for the airborne and terrestrial systems. If more detail is needed, please refer to the Applicable Documents section of the document. The goal of the document is to inform a technical audience of primary functions and their relative locations within the system.

2.	Applicable Documents

The following documents form a part of this specification to the extent specified herein. Unless a specific issue or revision is listed, the referenced documents shall be of that issue or revision in effect on the data of this specification. In the event of a conflict between the documents referenced and the contents of this specification, the contents of this specification shall apply.

3.	Government Documents

None

4.	Federal Aviation Regulations (FAR’s)

CFR Title 14, Part 23	FAA Airworthiness Standards, Normal, Utility, Acrobatic and Commuter Category Airplanes
CFR Title 14, Part 25	FAA Code of Federal Regulations Aeronautics and Space Airworthiness Standards:
Transport Category Airplanes
Paragraph 25.853 through amendment 25-83
Paragraph 25.869 through amendment 25-72
FAA AC 25-16	Advisory Circular, Electrical Fault and Fire Prevention and Protection

5.	Non-Government Documents

6.	Standards

Table 1 IEEE, RFC and 3GPP2 Standard Reference.

Reference	Standard	Description
A	IEEE 802.1D-2004	IEEE Standard for Local and metropolitan area networks Media Access Control (MAC) Bridges
B	IEEE 802.1Q-2005	IEEE Standard for Local and metropolitan area networks Virtual Bridged Local Area Networks
C	IEEE 802.3-2005	Part 3: Carrier sense multiple access with collision detection (CSMA/CD) access method and physical layer specifications.
D	IEEE 802.11b
E	IEEE 802.11g
F	IEEE 802.11a
G	IEEE 802.11n
H	IEEE 802.11d	Regulatory domain
I	IEEE 802.11e	802.11 QoS
J	IEEE 802.11i	802.11 Security
K	ARINC-429 Part1-17	Mark 33 Digital Information Transfer System, Aeronautical Radio Inc.

L	ARINC 600–15	Air Transport Avionics Equipment Interfaces, Aeronautical Radio Inc.
M	RFC 791	Internet Protocol; September 1981
N	RFC 1034, 1034	DNS
O	RFC 1155	Structure and Identification of Management Information for TCP/IP; May 1990
P	RFC 1157	A Simple Network Management Protocol (SNMP); May 1990
Q
R	RFC 1213	MIB for Network Management of TCP/IP (MIB-II); March 1991
S	RFC 1305	NTPv3
T	RFC 1541, 1542	DHCP/Bootp
U	RFC 1631, 2663	NAT/NAPT
V	RFC 2068, 2263	SNMPv2, SNMPv3
W	RFC 2131	Dynamic Host Configuration Protocol; March 1997
X	RFC 2136	Dynamic DNS
Y	RFC 2460	Internet Protocol, Version 6 (IPv6); December 1998
Z	RFC 2464	Transmission of IPv6 Packets over Ethernet Networks; December 1998
AA	RFC 2474, 2475, 2597, 3140, 3246	DiffServ, DSCP and PHB RFC.
AB	RFC 2460, 2464	Radius
AC	RFC 4251	SSH
AD	cdma2000 Evaluation Methodology	http://www.3gpp2.org/Public_html/specs/C.R1002-0_v1.0_041221.pdf

7.	Radio Technical Commission For Aeronautics

RTCA/DO-160E	Environmental Conditions & Test Procedures for Airborne Equipment

8.	Acronyms, Conventions and Glossary

ACMU	Antenna Communications with Modem Unit
AC	Advisory Circular
ACPU	Control Processor Unit (also known as ACPU/MS)
ARINC	Aeronautical Radio Inc.
CFR	Code of Federal Regulations
CLI	Command Line Interface
CSMA/CD	Carrier sense multiple access with collision detection
CWAP	Cabin Wireless Access Point
DHCP	Dynamic Host Configuration Protocol
FAA	Federal Aviation Administration
FMU	Fuselage Mounted Unit
GB	Giga Byte
GHz	Giga Hertz
HTTP	Hyper Text Transfer Protocol
HPT	High Power Transceiver
Hz	Hertz
IEEE	Institute of Electrical and Electronics Engineers
IPv4	Internet Protocol version 4
IPv6	Internet Protocol version 6
Ku	Band is primarily used for satellite communications (12-18 Ghz).
LED	Light Emitting Diode

MAC	Media Access Control
MS	Media Server
LAN	Local Area Network
MCU	Modular Concept Unit
MIB	Management Information Base
MIL	Military
NWAP	802.11n Cabin Wireless Access Point
QoS	Quality of Service
RFC	Request For Comment
RTCA	Radio Technical Commission for Aeronautics
TBD	To Be Determined
TFTP	Trivial File Transfer Protocol
SNMP	Simple Network Management Protocol
USB	Universal Serial Bus
VAC	Volts Alternating Current
VGA	Video Graphics Array
VLAN	Virtual LAN
ANSI	American National Standards Institute
CFR	Code of Federal Regulations
ESD	Electrostatic Discharge
FAA	Federal Aviation Administration
FAR	Federal Aviation Regulations
HALT	Highly Accelerated Life Testing
IPC	The Institute for Interconnecting and Packaging Electronic Circuits
MTBF	Mean Time Between Failures
PSD	Power Spectral Density
RH	Relative Humidity
RMS	Root Mean Squared
RTCA	Radio Technical Commission For Aeronautics
VDC	Volts Direct Current
WAP	Wireless Access Point
NOC	Network Operations Center
PPP	Point to Point Protocol
PSTN	Public Switched Telephone Network
BTS	Base Transceiver Station

System Design

Network Architecture

The Gogo Ku Satellite Broadband Service network architecture is shown in Figure 1. Logically, the network is comprised of an outer-network and an inner-network. The outer-network is made up of the air subsystem and the ground subsystem. The inner-network is made up of the Geosynchronous Ku satellite network that interconnects the air subsystem and the ground subsystem.

Figure 1 Gogo Ku Satellite Broadband Service System

[***]

Network Overview

[***]

[***]

Figure 2 Gogo Ku Satellite Ground Network

[***]

Figure 3 Gogo Ku Satellite coverage Map 2013.

[***]

Figure 4 Aircraft System Reference Architecture

[***]

System Structural View

The following diagram (Figure 5) provides different views of the air subsystem, interconnection of the main components, their locations, etc.

Figure 5 Gogo Aircraft System Components

(components/distances are not to scale; figure provides sample locations only)

[***]

Figure 6 Gogo Flight Cycle (Sunny Day).

[***]

EXHIBIT G

TRADEMARKS

Delta Marks

Mark Name	Jurisdiction	Status	Registration No	Registration Date

SKYTEAM & DEVICE	United States	Registered	2684264	04-Feb-2003
DELTA	United States	Registered	0654915	19-Nov-1957
WIDGET LOGO	United States	Registered	0704103	06-Sep-1960
SKYMILES	United States	Registered	1968255	16-Apr-1996
FREED WIDGET	United States	Pending	77182424	16-May-2007

Gogo Marks

EXHIBIT H

MAINTENANCE SERVICES

During the Term, Gogo will provide turnkey support and maintenance services which shall include spares, repair of Equipment, line and base maintenance services (touch labor) and logistics.

Gogo Responsibilities:

(1)	Gogo or its designated sub-contractor shall perform the maintenance services to the A/C in accordance with Delta’s airworthiness requirements.

(2)	Services will be performed by licensed/qualified aircraft mechanics under an FAA 145 repair station license. Maintenance activities will be performed in accordance with applicable regulatory requirements and appropriate officially released documentation (ex: ESO, AMM, etc.) from Delta.

(3)	Gogo shall keep full and complete records of all maintenance services carried out hereunder, which records (including but not limited to ECO accomplishments) shall be provided to Delta within two (2) business days or as required by regulating authorities and open for examination and inspection by Delta and its authorized representatives during normal business hours.

(4)	All Gogo or sub-contractor technicians shall complete training from Gogo prior to being assigned to work on Delta A/C. Gogo will provide Delta with the training syllabus for their third party sub-contractors.

(5)	Gogo will notify Delta at least [***] before any change in Gogo’s line maintenance labor supplier unless such change is requested by Delta as contemplated below. Gogo to provide Delta with a transition plan whenever there is a change in Gogo’s sub-contractor who supports Delta A/C.

(6)	Gogo will provide an electronic copy of its maintenance manuals used to perform Connectivity Services maintenance on Delta aircraft. Gogo will coordinate with the appropriate Delta group(s) to ensure revisions and updates are added and maintained in a timely manner.

Delta Responsibilities:

(1)	Make A/C available for maintenance services as required, in a timely manner as operationally practical.

(2)	Delta shall provide to Gogo, electronic access to all Delta specific and customized technical manuals and documents to include but not limited to Aircraft Maintenance Manual (AMM), Illustrated Parts Catalog (IPC) and Wiring Diagram Manual (WDM), which are essential for Gogo or its designated sub-contractor to provide the maintenance services.

(3)	Provide at least [***] notice to Gogo if Delta requests a change in Gogo’s line maintenance labor supplier.

Touch Labor:

(1)	External Equipment (e.g. Antennas, Radome, etc.) – Delta, at its sole discretion, shall decide the party (Delta or Gogo) responsible for actual replacement of external Equipment on the A/C.

(2)	Delta, at its sole discretion, shall decide the party (Delta or Gogo) responsible to repair or replace any wiring on the aircraft.

Maintenance Locations and Gogo’s Maintenance Control Center (“MCC”):

(1)	Gogo will have a technical representative (which may be a Gogo employee or a subcontractor) on call in each of the agreed-upon maintenance bases. The maintenance bases will be the same as in the Domestic Agreement.

(2)	Gogo will provide [***] support at each agreed-upon maintenance station as determined by the parties during the Term from time to time. Delta should contact Gogo’s AMCC Technical Support line (1-866-WiFi-Fly) with any maintenance-related requests or issues, and Gogo will coordinate with its employees and/or third-party providers at the stations as needed.

(3)	The parties will keep one another reasonably informed in the event that there is a procedural change, or a change in the location, associated with the maintenance of the Equipment.

(4)	MCC will track aircraft deferrals through closure.

Spares and Repair:

(1)	All spares shall be from a Delta-approved source and shall have the appropriate FAA 8130-3 or EASA Form 1.

(2)	Spares will be owned and provisioned by Gogo, provided to a third party maintenance provider and available for use on Delta A/C.

(3)	Gogo will provide visibility into spares provisioning.

(4)	Gogo will be responsible for delivering and maintaining spares in working condition and repositioning of spares between the different stations.

(5)	All spares will be covered during the Term.

(6)	Any Gogo Service Bulletins to be released will be released in accordance with the guidelines as outlined by Gogo’s GMM Chapter 15. Gogo Service Bulletins shall be delivered to Delta Engineering Library or as otherwise directed by Delta Aircraft Engineering.

Gogo will provide the following reports periodically to Delta:

(1)	Reports on spares provisioning (station-by-station quantity, historical stocking levels, turn-over, etc.) will be made available to Delta.

(2)	[***].